EXHIBIT 99.1

Report of Independent Registered Public Accounting Firm

To the Shareholder and Board of Directors

    of Enbridge Energy Company, Inc.:

In our opinion, the accompanying consolidated statements of financial position present fairly, in all material respects, the financial position of Enbridge Energy Company, Inc. and its subsidiaries (the “Company”) at December 31, 2008 and 2007 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of financial position are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements of financial position, assessing the accounting principles used and significant estimates made by management, and evaluating the overall statement of financial position presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

Houston, Texas

June 23, 2009

ENBRIDGE ENERGY COMPANY, INC.

(a wholly-owned subsidiary of Enbridge Pipelines Inc.)

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	December 31,
	2008	2007
	(dollars in millions)
ASSETS
Current assets
Cash and cash equivalents (Note 6)	$350.3	$82.5
Restricted cash (Note 6)	0.1	—
Due from affiliates	58.8	59.1
Receivables, trade and other, net of allowance for doubtful accounts of $2.6 in 2008 and $1.9 in 2007	108.4	163.7
Accrued receivables	507.3	598.8
Loans to affiliates (Note 13)	460.4	807.1
Inventory (Note 7)	53.0	113.0
Other current assets (Notes 15 and 16)	81.7	15.4

	1,620.0	1,839.6
Long-term loans to affiliates (Note 13)	608.9	441.7
Property, plant and equipment, net (Note 8)	8,021.7	6,244.2
Deferred tax assets (Note 12)	4.1	4.7
Other assets, net (Notes 15 and 16)	221.5	102.6
Goodwill (Note 9)	366.2	366.2
Intangibles, net (Note 10)	98.6	93.3

	$10,941.0	$9,092.3

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities
Accounts payable and other (Notes 14, 15 and 16)	$352.3	$470.0
Accrued purchases	381.2	603.8
Due to affiliates	41.2	76.6
Other current liabilities	66.8	43.4
Loans from affiliates (Note 13)	505.1	555.2
364-day revolving credit facility (Note 11)	—	365.0
Current maturities of long-term debt (Note 11)	420.7	31.0

	1,767.3	2,145.0
Long-term debt (Note 11)	4,073.4	2,862.9
Loans from affiliates (Note 13)	668.9	169.0
Deferred tax liabilities (Note 12)	351.8	287.7
Other long-term liabilities (Notes 14, 15 and 16)	182.7	231.9

	7,044.1	5,696.5

Commitments and contingencies (Note 14)
Noncontrolling interest	2,588.9	2,069.0

Shareholder’s equity
Common stock: Authorized—1,500,000 shares; issued—927,252 and 817,362 at December 31, 2008 and 2007, respectively; no par value	—	—
Contributed surplus	685.0	533.9
Retained earnings	617.3	531.7
Accumulated other comprehensive income (Notes 15, 16 and 17)	5.7	261.2

	1,308.0	1,326.8

	$10,941.0	$9,092.3

The accompanying notes are an integral part of these consolidated statements of financial position.

ENBRIDGE ENERGY COMPANY, INC.

NOTES TO THE CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

1.	NATURE OF OPERATIONS

Enbridge Energy Company, Inc., referred to herein as “we”, “us”, and the “Company”, is the general partner of Enbridge Energy Partners, L.P. (the “Partnership”). We are owned directly by Enbridge Pipelines Inc. (“Enbridge Pipelines”), a Canadian corporation wholly-owned by Enbridge Inc. (“Enbridge”) of Calgary, Alberta, Canada.

We are the sole general partner of the Partnership and are responsible for its management. In October 2002, we delegated substantially all of our responsibility for the management of the Partnership to our affiliate, Enbridge Energy Management, L.L.C. (“Enbridge Management”). We retain certain functions and approval rights over the operations of the Partnership and have ownership interests in the Partnership at December 31, 2008 and 2007, as follows:

	December 31,
Ownership Interest	2008	2007
General Partner interest	2.0%	2.0%
Limited Partner interest (1)	22.8%	10.6%

Direct ownership	24.8%	12.6%
Effective ownership through Enbridge Management (2)	2.2%	2.5%

Direct and indirect ownership	27.0%	15.1%

(1)

We owned 16,250,000 Class A common units, 3,912,750 Class B common units and 6,449,315 Class C units at December 31, 2008. At December 31, 2007, we owned 3,912,750 Class B common units and 5,920,109 Class C units. The Class A and B common units coupled with the Class C units represent our limited partner ownership interests in the Partnership.

(2)

We owned 2,542,527 and 2,336,038 Listed and Voting Shares of Enbridge Management at December 31, 2008 and December 31, 2007, respectively, which equates to an indirect limited partner ownership interest in the Partnership.

In addition to our general partner and limited partner ownership interests in the Partnership, we also have operations that include the Spearhead and Frontier crude oil pipelines, an equity interest in the Olympic refined products pipeline and organizations that provide financial and support services in the United States and Canada.

Our wholly-owned subsidiary, Enbridge Employee Services, Inc. (“EES”), provides employees and employee benefits services to us, and our affiliates including Enbridge Management and the Partnership (collectively, the “Group”). Employees of EES are assigned to work for one or more members of the Group.

The Partnership is a publicly-traded Delaware limited partnership that owns and operates crude oil and liquid petroleum transportation and storage assets, and natural gas gathering, treating, processing, transportation and marketing assets in the United States of America. The Partnership provides the following services:

•	Interstate pipeline transportation and storage of crude oil and liquid petroleum;

•	Gathering, treating, processing and transportation of natural gas and natural gas liquids, or NGLs, through pipelines and related facilities; and

•	Supply, transportation and sales services, including purchasing and selling natural gas and NGLs.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Use of Estimates

We prepare our consolidated statements of financial position in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Our preparation of these Consolidated Statements of Financial Position requires our management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities. Our management regularly evaluates these estimates, utilizing historical experience, consultation with experts and other methods considered reasonable in the circumstances. Nevertheless, actual results may differ significantly from these estimates. We record the effect of any revisions to these estimates in our consolidated statements of financial position in the period in which the facts that give rise to the revision become known.

Principles of Consolidation

The Consolidated Statements of Financial Position include the accounts of the Company and its subsidiaries over which we exercise control on a consolidated basis. Significant intercompany accounts and transactions have been eliminated in consolidation. We own all of the voting interest in Enbridge Management, the accounts of which have been included in our consolidated statements of financial position. We also hold an approximate 78 percent interest in Frontier Pipeline Company (“Frontier”), which is included in our consolidated statements of financial position. We are the general partner of the Partnership and exercise control over it. Accordingly, we have included the accounts of the Partnership in our consolidated statements of financial position and related notes after elimination of all significant intercompany transactions.

Comparative Amounts

We have made reclassifications to the amounts reported in our prior year consolidated statement of financial position to conform to our current year presentation. We reclassified $1.8 million of “Other assets” to “Intangibles” and $2.8 million of “Environmental liabilities” to “Other long-term liabilities” in our December 31, 2007 consolidated statement of financial position.

Other Investments

We account for our investments in 50 percent or less owned subsidiaries, and those for which we exercise significant influence over the operating and financial policies but do not control, under the equity method of accounting. We hold a 65 percent ownership interest in the Olympic Pipe Line and although we are the majority owner, BP Inc. (“BP”) maintains responsibility for the operation and maintenance of the system and continues to have certain significant decision-making rights. Our investment of $64.1 million and $62.4 million at December 31, 2008 and 2007, respectively in the Olympic Pipe Line is included in “Other assets, net” on our consolidated statements of financial position.

Accounting for Regulated Operations

Certain of our liquids and natural gas activities are subject to regulation by the Federal Energy Regulatory Commission (“FERC”) and various state authorities. Regulatory bodies exercise statutory authority over matters such as construction, rates and underlying accounting practices, and ratemaking agreements with customers.

Certain of our natural gas and liquids systems are subject to the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 71, Accounting for the Effects of Certain Types of Regulation (“SFAS No. 71”). Accordingly, we record certain assets and liabilities that result from the regulated ratemaking process that would not be recorded by natural gas and liquids systems that are not subject to the provisions of SFAS No. 71.

Cash and Cash Equivalents

Cash equivalents are defined as all highly marketable securities with maturities of three months or less when purchased. The carrying value of cash and cash equivalents approximates fair value because of the short term to maturity of these investments. We present cash accounts that are restricted as to withdrawal or usage as “Restricted cash” on our consolidated statements of financial position.

We extinguish liabilities when a creditor has relieved us of our obligation, which occurs when our financial institution honors a check that the creditor has presented for payment. Accordingly, obligations for which we have issued check payments that have not been presented to the financial institution are included in “Accounts payable and other” on our consolidated statements of financial position.

Allowance for Doubtful Accounts

We establish provisions for losses on accounts receivable if we determine that we will not collect all or part of the outstanding balance. Collectability is reviewed regularly and an allowance is established or adjusted, as necessary, using the specific identification method.

Inventory

Inventory includes product inventory and materials and supplies inventory. We record all product inventories at the lower of our cost, as determined on a weighted average basis, or market. Our product inventory consists of liquids and natural gas. Upon disposition, product inventory is reduced at the weighted average cost of the inventory, including any adjustments recorded to reduce inventory to market value.

Materials and supplies inventory is either used during operations, or for capital projects, and capitalized to “Property, plant and equipment” at our historical cost.

Operational Balancing Agreements and Natural Gas Imbalances

To facilitate deliveries of natural gas and provide for operational flexibility, we have operational balancing agreements in place with other interconnecting pipelines. These agreements ensure that the volume of gas a shipper schedules for transportation between two interconnecting pipelines equals the volume actually delivered. If natural gas moves between pipelines in volumes that are more or less than the volumes the shipper previously scheduled, a gas imbalance is created. The imbalances are settled through periodic cash payments or repaid in-kind through the receipt or delivery of natural gas in the future. Natural gas imbalances are recorded as “Accrued receivables” or “Accrued purchases” on our consolidated statements of financial position using the posted index prices, which approximate market rates, or our weighted average cost of natural gas.

Capitalization Policies and Impairment of Property, Plant and Equipment

We capitalize expenditures related to property, plant and equipment, subject to a minimum rule, that have a useful life greater than one year for (1) assets purchased or constructed; (2) existing assets that are replaced, improved, or the useful lives have been extended; or (3) all land, regardless of cost. Acquisitions of new assets, additions, replacements and improvements (other than land) costing less than the minimum rule in addition to maintenance and repair costs, including any planned major maintenance activities, are expensed as incurred.

During construction, we capitalize direct costs, such as labor and materials, and other costs, such as direct overhead and interest at our weighted average cost of debt, and, in our regulated businesses that apply the provisions of SFAS No. 71, an equity return component.

We categorize our capital expenditures as either core maintenance or enhancement expenditures. Core maintenance expenditures are necessary to maintain the service capability of our existing assets and include the replacement of system components and equipment that are worn, obsolete or near the end of their useful lives. Examples of core maintenance expenditures include valve automation programs, cathodic protection, zero-hour compression overhauls and electrical switchgear replacement programs. Enhancement expenditures improve the service capability of our existing assets, extend asset useful lives, increase capacities from existing levels, reduce costs or enhance revenues, and enable us to respond to governmental regulations and developing industry standards. Examples of enhancement expenditures include costs associated with installation of seals, liners and other equipment to reduce the risk of environmental contamination from crude oil storage tanks, costs of sleeving a major segment of a pipeline system following an integrity tool run, natural gas or crude oil well-connects, natural gas plants and pipeline construction and expansion.

Regulatory guidance issued by the FERC prevents us from capitalizing certain costs associated with implementing the pipeline integrity management requirements of the U.S. Department of Transportation’s Office of Pipeline Safety. Under this guidance, beginning January 2006, costs to 1) prepare a plan to implement the program, 2) identify high consequence areas, 3) develop and maintain a record keeping system and 4) inspect, test and report on the condition of affected pipeline segments to determine the need for repairs or replacements, are not to be capitalized. We adopted this guidance prospectively in January 2006 for all our pipeline systems. Costs of modifying pipelines to permit in-line inspections, certain costs associated with developing or enhancing computer software and costs associated with remedial mitigation actions to correct an identified condition continue to be capitalized. We typically have not capitalized the cost of initial in-line inspection programs, crack detection tool runs and hydrostatic testing costs conducted for the purposes of detecting manufacturing or construction defects consistent with industry practice and regulatory guidance issued by the FERC. However, we capitalize initial construction hydrostatic testing cost and subsequent hydrostatic testing programs conducted for the purpose of increasing pipeline capacity in accordance with our capitalization policies. Also capitalized are certain costs such as sleeving or recoating existing pipelines, unless the expenditures are incurred as a single event and not part of a major program.

We record property, plant and equipment at its original cost, which we depreciate on a straight-line basis over the lesser of the estimated useful lives or the estimated remaining lives of the crude oil or natural gas production in the basins the assets serve. Our determination of the useful lives of property, plant and equipment requires us to make various assumptions, including the supply of and demand for hydrocarbons in the markets served by our assets, normal wear and tear of the facilities, and the extent and frequency of maintenance programs. We routinely use consultants and other experts to assist us in assessing the remaining lives of the crude oil or natural gas production in the basins we serve.

We evaluate the recoverability of our property, plant and equipment when events or circumstances such as economic obsolescence, the business climate, legal and other factors indicate we may not recover the carrying amount of our assets. We continually monitor our businesses and the market and business environments to identify indicators that could suggest an asset may not be recoverable. We evaluate the asset for recoverability by estimating the undiscounted future cash flows expected to be derived from operating the asset as a going concern. These cash flow estimates require us to make projections and assumptions for many years into the future for pricing, demand, competition, operating cost, contract renewals, and other factors. We recognize an impairment when the carrying amount of an asset exceeds its fair value, as determined by quoted market prices in active markets or present value techniques. The determination of the fair value using present value techniques requires us to make projections and assumptions regarding future cash flows and weighted average cost of capital. Any changes we make to these projections and assumptions could result in significant revisions to our evaluation of recoverability of our property, plant and equipment.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of net assets acquired in a business combination.

Pursuant to the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets,” we do not amortize goodwill, but test it for impairment annually based on carrying values as of the end of the second quarter, or more frequently if impairment indicators arise that suggest the carrying value of goodwill may be impaired. In testing goodwill for impairment, we make critical assumptions that include but are not limited to: 1) projections of future financial performance, which include commodity price and volume assumptions, 2) the expected growth rate of our assets, 3) residual value of the assets and 4) our weighted average cost of capital. Impairment occurs when the carrying amount of a reporting unit’s goodwill exceeds its implied fair value. At the time we determine that an impairment has occurred, we will reduce the carrying value of goodwill to its fair value. We have not identified nor have we recognized any goodwill impairments that would affect our goodwill at December 31, 2008 and 2007.

Intangibles, Net

Our intangible assets consist of customer contracts for the purchase and sale of natural gas, natural gas supply opportunities and contributions we have made in aid of construction activities that will benefit our operations. We amortize these assets on a straight-line basis over the weighted average useful lives of the underlying assets, representing the period over which the assets are expected to contribute directly or indirectly to our future cash flows.

We evaluate the carrying value of our intangible assets whenever certain events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. In assessing the recoverability of intangibles, we compare the carrying value to the undiscounted future cash flows the intangibles are expected to generate. If the total of the undiscounted future cash flows is less than the carrying amount of the intangibles and the carrying amount exceeds the fair value, the intangibles are written down to their fair value. We did not identify nor recognize any impairment of our intangible assets for the years ended December 31, 2008 or 2007.

Deferred Income Taxes

We account for income taxes using the asset and liability method. Deferred income taxes are recognized by applying enacted statutory tax rates applicable to future years to temporary differences between the financial reporting and the tax basis of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in the period that includes the enactment date. In addition, we recognize future tax benefits to the extent that such benefits are more likely than not to be realized.

Fair Value Measurements

We adopted prospectively the provisions of SFAS No. 157, Fair Value Measurement, or SFAS No. 157, as of January 1, 2008. We define fair value as an exit price representing the expected amount we would receive to sell an asset or pay to transfer a liability in an orderly transaction with market participants at the measurement date. We apply the provisions of SFAS No. 157 to fair values we report for our derivative instruments and annual disclosures associated with the fair values of our outstanding third-party indebtedness.

We employ a hierarchy which prioritizes the inputs we use to measure fair value into three distinct categories based upon whether such inputs are observable in active markets or unobservable. We classify assets and liabilities in their entirety based on the lowest level of input that is significant to the fair value measurement. Our methodology for categorizing assets and liabilities that are measured at fair value pursuant to this hierarchy gives the highest priority to unadjusted quoted prices in active markets and the lowest level to unobservable inputs as outlined below:

•

Level 1—We include in this category the fair value of assets and liabilities that we measure based on unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. We consider active markets as those in which transactions for the assets or liabilities occur with sufficient frequency and volume to provide pricing information on an ongoing basis. The fair value of our assets and liabilities included in this category consists primarily of exchange-traded derivative instruments.

•

Level 2—We categorize the fair value of assets and liabilities that we measure with either directly or indirectly observable inputs as of the measurement date where pricing inputs are other than quoted prices in active markets as Level 2. This category includes those assets and liabilities that we value using models or other valuation methodologies derived from observable market data. These models are primarily industry-standard models that consider various inputs including: (a) quoted prices for assets and liabilities, (b) time value, (c) volatility factors, and (d) current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Substantially all of these inputs are observable in the marketplace throughout the full term of the assets and liabilities, can be derived from observable data, or supported by observable levels at which transactions are executed in the marketplace.

•

Level 3—We include in this category the fair value of assets and liabilities that we measure based on prices or valuation techniques that require inputs which are both significant to the fair value measurement and less observable from objective sources. (i.e., values supported by lesser volumes of market activity). We may also use these inputs with internally developed methodologies that result in our best estimate of the fair value. Level 3 assets and liabilities primarily include debt and derivative instruments for which we do not have sufficient corroborating market evidence, such as binding broker quotes, to support classifying the asset or liability as Level 2. In most instances, the observable data is available for us to validate the inputs used to measure fair value; however, the cost of obtaining the information is prohibitive.

The approximate fair values of our long-term third-party debt obligations are determined using a standard methodology that incorporates pricing points that are obtained from independent third party investment dealers who actively make markets in our debt securities, which we use to calculate the present value of the principal obligation to be repaid at maturity and all future interest payment obligations for any third-party debt outstanding.

We utilize a mid-market pricing convention for valuation as a practical expedient for assigning fair value to our derivative assets and liabilities. Our assets are adjusted for the non-performance risk of our counterparties using their credit default swap spread rates, which are updated quarterly. Likewise, in the case of our liabilities, our nonperformance risk is considered in the valuation, and are also adjusted quarterly based on current default swap spread rates on our outstanding indebtedness. We present the fair value of our derivative contracts net of cash paid or received pursuant to collateral agreements on a net-by-counterparty basis in our consolidated statements of financial position when we believe a legal right of setoff exists under an enforceable master netting agreement. Our credit exposure for over-the-counter derivatives is directly with our counterparty and continues until the maturity or termination of the contracts. As appropriate, valuations are adjusted for various factors such as credit and liquidity considerations.

Our derivative contracts can be exchange-traded or over-the counter (“OTC”). We generally value exchange-traded derivatives within portfolios calibrated to market clearing levels on a daily basis. We value OTC derivatives using broker information based on executed market transactions that we have corroborated with other observable market data. For OTC derivatives that trade in liquid markets, such as generic forwards, swaps, and options, inputs can generally be verified and valuation does not involve significant management judgment.

Certain OTC derivatives trade in less liquid markets with limited pricing information, and the determination of fair value for these derivatives is inherently more difficult. Such instruments are classified within Level 3 of our fair value hierarchy. We include the fair value of financial assets and liabilities in Level 3 as a default due to limited market data or in most cases, due to lacking binding broker quotes to corroborate pricing data. Financial assets and liabilities that are categorized in Level 3 may later be reclassified to the Level 2 category at the point we are able to obtain sufficient binding market data or we revise our interpretation of Level 2 criteria in practice to include non-binding market corroborated data.

Derivative Financial Instruments

Our operations are subject to volatility stemming from changes in interest rates on our variable rate debt and commodity prices of natural gas, NGLs and condensate. In order to manage the volatility, we use a variety of derivative financial instruments including futures, forwards, swaps, options and other financial instruments with similar characteristics to create offsetting positions to specific commodity or interest rate exposures. In accordance with Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS No. 133”), we record all derivative financial instruments on our consolidated statements of financial position at fair market value. We record the fair market value of our derivative financial instruments in the consolidated statements of financial position as current and long-term assets or liabilities on a net basis by counterparty. Derivative balances are shown net of cash collateral received or posted where master netting agreements exist. For those instruments that qualify for hedge accounting under SFAS 133, the accounting treatment depends on the intended use and designation of each instrument.

Our formal hedging program provides a control structure and governance for our hedging activities specific to identified risks and time periods, which are subject to the approval and monitoring by our board of directors or a committee of senior management. We employ derivative financial instruments in connection with an underlying asset, liability or anticipated transaction and we do not use derivative financial instruments for speculative purposes.

Derivative financial instruments qualifying for hedge accounting treatment that we use can be generally divided into three categories: 1) cash flow hedges, 2) fair value hedges and 3) foreign currency hedges. We enter into cash flow hedges to reduce the variability in cash flows related to forecasted transactions. We enter into foreign currency hedges to reduce the variability in cash flows related to forecasted transactions denominated in a foreign currency.

Price assumptions we use to value the cash flow, fair value and foreign currency derivatives can affect the values at which these derivative instruments are recorded in our consolidated statements of financial position. We use published market price information where available, or quotations from OTC market makers to find executable bids and offers. The valuations also reflect the potential impact of liquidating our position in an orderly manner over a reasonable period of time under present market conditions, including credit risk of our counterparties. The amounts reported in our consolidated statements of financial position change quarterly as these valuations are revised to reflect actual results, changes in market conditions or other factors, many of which are beyond our control.

At inception, we formally document the relationship between the hedging instrument and the hedged item, the risk management objectives, and the methods used for assessing and testing correlation and hedge effectiveness. We also assess, both at the inception of the hedge and on an on-going basis, whether the derivatives that are used in our hedging transactions are highly effective in offsetting changes in cash flows or the fair value of the hedged item or the foreign currency exposure. Furthermore, we regularly assess the creditworthiness of our counterparties to manage against the risk of default. If we determine that a derivative is no longer highly effective as a hedge, we discontinue hedge accounting prospectively.

We record the changes in fair value of derivative financial instruments designated and qualifying as effective cash flow hedges as a component of “Accumulated other comprehensive income,” or AOCI, until the hedged transactions occur. Any ineffective portion of a cash flow hedge’s change in fair market value is recognized immediately in earnings. For fair value and foreign currency hedges, we determine the change in fair market value of the derivative instruments, which we record in earnings. In addition, we calculate the change in the fair market value of the hedged item which is also recorded in earnings. To the extent that the two valuations offset, the hedge is effective and net earnings is not affected.

Our results are also affected by use of the mark-to-market method of accounting as required under GAAP for derivative financial instruments that do not qualify for hedge accounting. We use short-term, highly liquid derivative financial instruments such as basis swaps and other similar derivative financial instruments to economically hedge market price risks associated with inventories, firm commitments and certain anticipated transactions. However, these derivative financial instruments do not qualify for hedge accounting treatment under SFAS No. 133, and as a result we record changes in fair value of these instruments on our statement of financial position (i.e., using the “mark-to-market” method) rather than deferring them until the firm commitment or anticipated transactions occur.

Commitments, Contingencies and Environmental Liabilities

We record a liability for ongoing compliance with environmental regulations that relate to past or current operations. Liabilities are recorded when environmental assessments indicate that remediation efforts are probable, and the costs can be reasonably estimated. Estimates of the liabilities are based on currently available facts, existing technology and presently enacted laws and regulations taking into consideration the likely effects of inflation and other factors. These amounts also consider prior experience in remediating contaminated sites, other companies’ clean-up experience and data released by government organizations. These estimates are subject to revision in future periods based on actual costs or new information and are included in “Accounts payable and other” and “Other long-term liabilities” in our statements of financial position at their undiscounted amounts. We evaluate recoveries from insurance coverage separately from the liability and, when recovery is probable, we record and report an asset separately from the associated liability in our consolidated statements of financial position.

We recognize liabilities for other contingencies when, after fully analyzing the available information, we determine it is either probable that an asset has been impaired, or that a liability has been incurred and the amount of impairment can be reasonably estimated. When a range of probable loss can be estimated, we accrue the most likely amount, or if no amount is more likely than another, the minimum of the range of probable loss.

Asset Retirement Obligations

We have legal obligations requiring us to decommission our offshore pipeline systems at retirement. In certain rate jurisdictions, we are permitted to include annual charges for removal costs in the regulated cost of service rates we charge our customers. Additionally, legal obligations exist for a minority of our onshore right-of-way agreements due to requirements or landowner options to compel us to remove the pipe at final abandonment. Sufficient data exists with certain onshore pipeline systems to reasonably estimate an abandonment retirement obligation cost. However, in some cases, there is insufficient information to reasonably determine the timing and/or method of settlement for estimating the fair value of the asset retirement obligation. In these cases, the asset retirement obligation cost is considered indeterminate because there is no data or information that can be derived from past practice, industry practice, management’s intent, or the asset’s estimated economic life. Useful lives of most pipeline systems are primarily derived from available supply resources and ultimate consumption of those resources by end users. Variables can affect the remaining lives of the assets which preclude us from making a reasonable estimate of the asset retirement obligation. Indeterminate asset retirement obligation costs will be recognized in the period in which sufficient information exists to reasonably estimate potential settlement dates and methods.

We record a liability for the fair value of asset retirement obligations and conditional asset retirement obligations that we can reasonably estimate, on a discounted basis, in the period in which the liability is incurred. We collectively refer to asset retirement obligations and conditional asset retirement obligations as ARO. Typically we record an ARO at the time the assets are installed or acquired, if a reasonable estimate of fair value can be made. In connection with establishing an ARO, we capitalize the costs as part of the carrying value of the related assets. We record an increase in the liability resulting from changes in the value of the ARO due to the passage of time. We extinguish the liabilities for an ARO when assets are taken out of service or otherwise abandoned.

At December 31, 2008 and 2007, we have AROs of $3.0 million and $2.9 million, respectively, and do not have any assets that are legally restricted for purposes of settling our asset retirement obligations for either period.

Foreign Currency Translation

Our functional currency for our foreign subsidiaries is the Canadian dollar. The results of operations of foreign subsidiaries are translated into U.S. dollars using the average exchange rates during the period. We translate the assets and liabilities for our foreign subsidiaries into U.S. dollars using the exchange rate on the balance sheet date. Gains and losses resulting from these foreign currency translation adjustments are included as a component of “Accumulated other comprehensive income.”

Post-Employment Benefits

We maintain both defined benefit and defined contribution pension plans. We determine pension costs and obligations for the defined benefit pension plans using the projected benefit method, which are recognized as employees render services.

We also provide post-employment benefits other than pensions, including group health care and life insurance benefits for eligible retirees, their spouses and qualified dependants. The cost of such benefits is accrued during the years the employees render service.

We recognize the funded status of our pension and other post-employment benefit plans as net current and non-current assets or liabilities with an offset to AOCI in our consolidated statements of financial position as determined based upon measurement of our plan assets and benefit obligations at December 31, 2008.

Recent Accounting Pronouncements Not Yet Adopted

Business Combinations

In December 2007, the FASB issued Statement No. 141(R), Business Combinations, which we refer to as SFAS No. 141(R). The new standard retains the fundamental requirements in FASB Statement No. 141, Business Combinations, that the acquisition method of accounting (previously referred to as the purchase method), be used for all business combinations and for an acquirer to be identified for each business combination. Among other items, SFAS No. 141(R) requires the following:

•	Assets acquired, liabilities assumed and any noncontrolling interest in the acquiree at the acquisition date are to be measured at their fair values as of that date.

•	Costs associated with effecting an acquisition and restructuring costs the acquirer was not obligated to incur are recognized separately from the business combination.

•	Assets acquired and liabilities assumed arising from contractual contingencies as of the acquisition date are measured at their acquisition-date fair values.

•

Noncontractual contingencies as of the acquisition date are measured at the acquisition-date fair values only if it is more likely than not that they meet the definition of an asset or liability in FASB Statements of Financial Accounting Concepts (“SFAC”) Statement No. 6, Elements of Financial Statements.

•

Assets and liabilities arising from contingencies are to be reported at the acquisition-date fair value absent new information about the possible outcome, however, when new information becomes available, liabilities are measured at the higher of the acquisition date fair value or the FASB Statement No. 5, Accounting for Contingencies (“SFAS No. 5”) amount while assets are measured at the lower of the acquisition date fair value or the best estimate of the future settlement amount.

•

Goodwill as of the acquisition date is determined as the excess of the fair value of the consideration transferred plus the fair value of any noncontrolling interest plus the fair value of previously held equity interests less the fair values of the identifiable net assets acquired.

•

Recognition of a gain in earnings attributable to the acquirer when the total acquisition date fair value of the identifiable net assets acquired exceed the fair value of the consideration transferred plus any noncontrolling interest in the acquiree.

•	Contingent consideration at the acquisition date is measured at its fair value at that date.

•	Retroactively recognize adjustments made during the measurement period (not more than one year from the acquisition date) as if the accounting had occurred on the acquisition date.

SFAS No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, and early adoption is not permitted. The provisions of this statement will not allow us to capitalize certain costs associated with acquisitions that were previously permitted to be capitalized when we make acquisitions.

Noncontrolling Interests

In December 2007, the FASB issued Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51 (“SFAS No. 160”), to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for deconsolidation of a subsidiary. Among other provisions, SFAS No. 160 requires the following:

•	The ownership in subsidiaries held by parties other than the parent be presented in the consolidated statement of financial position within equity, but separate from the parent’s equity.

•	The amount of consolidated net income attributable to the parent and the noncontrolling interest be presented on the face of the consolidated statement of income.

•	Changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary are accounted for as equity transactions.

•	Any retained noncontrolling equity investment in a subsidiary that is deconsolidated be initially measured at fair value.

•	Sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners.

SFAS No. 160 is effective for fiscal years, and interim periods within those years, beginning on or after December 15, 2008, and early adoption is prohibited. SFAS No. 160 requires prospective adoption as of the beginning of the fiscal year in which the provisions are initially applied, except for the presentation and disclosure requirements which shall be applied retrospectively for all periods presented. Our adoption of this standard will result in the reclassification of noncontrolling interest on our statement of financial position to “Shareholder’s equity.”

Derivative Instruments and Hedging Activities

In March 2008, the FASB issued Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities, which is effective for fiscal years and interim periods beginning after November 15, 2008. The statement requires qualitative disclosures about a company’s strategies and objectives for using derivatives, quantitative disclosures about fair value gains and losses on derivatives, and disclosures of credit-risk-related contingent features in derivative instruments. We do not anticipate adopting the provisions of this pronouncement early. We do not expect our adoption of this pronouncement to have a material affect on our financial statements other than modifications to our existing derivative disclosures to conform to the requirements set forth in the statement.

Employers’ Disclosures about Postretirement Benefit Plan Assets

In December 2008, the FASB issued FASB Staff Position SFAS 132(R)-1, Employers’ Disclosures about Postretirement Benefit Plan Assets, to increase transparency surrounding the types of plan assets and associated risks in an employer’s defined benefit pension or other postretirement plans, which may be affected by current events in the economy and markets that could have a significant impact on the value of plan assets. The disclosure requirements are intended to promote an understanding of the financial statements in regards to:

•	How investment allocation decisions are made, including the factors that are pertinent to an understanding of investment policies and strategies;

•	The major categories of plan assets;

•	The inputs and valuation techniques used to measure the fair value of plan assets;

•	The effect of fair value measurements using significant unobservable inputs (Level 3) on changes in plan assets for the period; and

•	Significant concentrations of risk within plan assets.

The proposed guidance will be effective for fiscal years ending after December 15, 2009 wither earlier application of the provisions permitted. We do not anticipate adopting the provisions of this pronouncement early. We are currently evaluating the effect the adoption of this pronouncement will have on our financial statements.

Interim Disclosures about Fair Value of Financial Instruments

In April 2009, the FASB issued FASB Staff Position FAS 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments, to increase the frequency of similar types of disclosures regarding the fair values of financial instruments and improve the transparency of information for financial statement users. The guidance requires disclosure of the following on both an interim and annual basis:

•	The fair value of all financial instruments, whether or not recognized in the statement of financial position;

•

Fair value information disclosed in the notes shall be presented together with the related carrying amount in a form that makes it clear whether the fair value and carrying amount represent assets or liabilities and how the carrying amount relates to what is reported in the statement of financial position; and

•	The method(s) and significant assumptions used to estimate the fair value of financial instruments.

The guidance is effective for interim and annual reporting periods ending after June 15, 2009, with earlier application of the provisions permitted. Disclosures for earlier periods presented for comparative purposes are not required at initial adoption, but are required for periods ending subsequent to the initial adoption date. We do not anticipate adopting the provisions of this pronouncement early, nor do we expect our adoption of the FSP to have a significant effect on our financial statements other than the additional disclosures required.

FASB Accounting Standards CodificationTM

In June 2009, the Financial Accounting Standards Board (“FASB”) approved the FASB Accounting Standards CodificationTM (“FASB ASC”) as the single source of authoritative nongovernmental Generally Accepted Accounting Principles (“GAAP”). The FASB ASC reorganizes all of the pronouncements under GAAP and displays them in approximately 90 accounting topics. The reorganization and codification of GAAP was initiated by the FASB in an effort to:

•	Reduce the amount of time and effort required to solve an accounting research issue.

•	Mitigate the risk of noncompliance with standards through improved usability of the literature.

•	Provide accurate information with real-time updates as new standards are released.

•	Assist FASB with the research and convergence efforts required during the standard setting process.

•	Become the authoritative source of literature for the completed XBRL taxonomy.

Included in the FASB ASC are relevant portions of authoritative content issued by the Securities and Exchange Commission (“SEC”), as well as selected SEC staff interpretations and administrative guidance issued by the SEC. The FASB ASC will be effective for both interim and annual reporting periods ending after September 15, 2009. We do not expect our adoption of FASB ASC in the third quarter of 2009 to have a significant effect on our consolidated financial statements.

3.	CONSOLIDATION OF ENBRIDGE ENERGY PARTNERS, L.P.

The following consolidating schedules present our Consolidated Statements of Financial Position Data before and following consolidation of the Partnership and the related eliminating entries as of December 31, 2008 and December 31, 2007:

Consolidating Statement of Financial Position Data as of December 31, 2008

	Enbridge Energy Company, Inc.	Enbridge Energy Partners, L.P.	Combined Before Eliminations	Eliminations	Enbridge Energy Company, Inc. Consolidated
	(in millions)
ASSETS
Current assets
Cash and cash equivalents	$10.4	$339.9	$350.3	$—	$350.3
Restricted cash	—	0.1	0.1	—	0.1
Due from affiliates	58.7	40.5	99.2	(40.4)	58.8
Receivables, trade and other, net of allowance for doubtful accounts of $2.6	5.4	103.0	108.4	—	108.4
Accrued receivables	—	507.3	507.3	—	507.3
Loans to affiliates	460.4	—	460.4	—	460.4
Inventory	—	53.0	53.0	—	53.0
Other current assets	1.0	80.7	81.7	—	81.7

	535.9	1,124.5	1,660.4	(40.4)	1,620.0
Long-term loans to affiliates	608.9	—	608.9	—	608.9
Investment in Enbridge Energy Partners, L.P.	1,610.3	—	1,610.3	(1,610.3)	—
Property, plant and equipment, net	1,298.8	6,722.9	8,021.7	—	8,021.7
Deferred tax assets	4.1	—	4.1	—	4.1
Other assets, net	113.2	108.3	221.5	—	221.5
Goodwill	25.0	256.5	281.5	84.7	366.2
Intangibles, net	9.9	88.7	98.6	—	98.6

	$4,206.1	$8,300.9	$12,507.0	$(1,566.0)	$10,941.0

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities
Accounts payable and other	$127.0	$225.3	$352.3	$—	$352.3
Accrued purchases	—	381.2	381.2	—	381.2
Due to affiliates	39.4	42.2	81.6	(40.4)	41.2
Other current liabilities	—	66.8	66.8	—	66.8
Loans from affiliates	505.1	—	505.1	—	505.1
Current maturities of long term debt	—	420.7	420.7	—	420.7

	671.5	1,136.2	1,807.7	(40.4)	1,767.3
Long-term debt	850.0	3,223.4	4,073.4	—	4,073.4
Loans from affiliates	538.9	130.0	668.9	—	668.9
Deferred tax liabilities	349.2	2.6	351.8	—	351.8
Other long-term liabilities	100.9	81.8	182.7	—	182.7

	2,510.5	4,574.0	7,084.5	(40.4)	7,044.1

Commitments and contingencies
Noncontrolling interest	387.1	—	387.1	2,201.8	2,588.9

Shareholder’s equity
Common stock: Authorized -1,500,000 shares; issued-927,252; no par value	—	—	—	—	—
Partners capital	—	3,714.0	3,714.0	(3,714.0)	—
Contributed surplus	685.0	—	685.0	—	685.0
Retained earnings	617.8	—	617.8	(0.5)	617.3
Accumulated other comprehensive income (loss)	5.7	12.9	18.6	(12.9)	5.7

	1,308.5	3,726.9	5,035.4	(3,727.4)	1,308.0

	$4,206.1	$8,300.9	$12,507.0	$(1,566.0)	$10,941.0

Consolidating Statement of Financial Position Data as of December 31, 2007

	Enbridge Energy Company, Inc.	Enbridge Energy Partners, L.P.	Combined Before Eliminations	Eliminations	Enbridge Energy Company, Inc. Consolidated
	(in millions)
ASSETS
Current assets
Cash and cash equivalents	$32.0	$50.5	$82.5	$—	$82.5
Due from affiliates	73.1	27.2	100.3	(41.2)	59.1
Receivables, trade and other, net of allowance for doubtful accounts of $1.9	5.9	157.8	163.7	—	163.7
Accrued receivables	—	598.8	598.8	—	598.8
Loans to affiliates	807.1	—	807.1	—	807.1
Inventory	2.4	110.6	113.0	—	113.0
Other current assets	0.6	14.8	15.4	—	15.4

	921.1	959.7	1,880.8	(41.2)	1,839.6
Long-term loans to affiliates	441.7	—	441.7	—	441.7
Investment in Enbridge Energy Partners, L.P	931.0	—	931.0	(931.0)	—
Property, plant and equipment, net	689.3	5,554.9	6,244.2	—	6,244.2
Deferred tax assets	4.1	0.6	4.7	—	4.7
Other assets, net	74.2	28.4	102.6	—	102.6
Goodwill	25.0	256.5	281.5	84.7	366.2
Intangibles, net	1.8	91.5	93.3	—	93.3

	$3,088.2	$6,891.6	$9,979.8	$(887.5)	$9,092.3

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities
Accounts payable and other	$69.6	$400.4	$470.0	$—	$470.0
Accrued purchases	—	603.8	603.8	—	603.8
Due to affiliates	72.0	45.8	117.8	(41.2)	76.6
Other current liabilities	—	43.4	43.4	—	43.4
Loans from affiliates...	555.2	—	555.2	—	555.2
364-day revolving credit facility	365.0	—	365.0	—	365.0
Current maturities of long term debt	—	31.0	31.0	—	31.0

	1,061.8	1,124.4	2,186.2	(41.2)	2,145.0
Long-term debt	—	2,862.9	2,862.9	—	2,862.9
Loans from affiliates	39.0	130.0	169.0	—	169.0
Deferred tax liabilities	287.7	—	287.7	—	287.7
Other long-term liabilities	29.1	202.8	231.9	—	231.9

	1,417.6	4,320.1	5,737.7	(41.2)	5,696.5

Commitments and contingencies
Noncontrolling interest	343.8	—	343.8	1,725.2	2,069.0

Shareholder’s equity
Common stock: Authorized -1,500,000 shares; issued-817,362; no par value	—	—	—	—	—
Partners capital	—	2,865.9	2,865.9	(2,865.9)	—
Contributed surplus	533.9	—	533.9	—	533.9
Retained earnings	531.7	—	531.7	—	531.7
Accumulated other comprehensive income (loss)	261.2	(294.4)	(33.2)	294.4	261.2

	1,326.8	2,571.5	3,898.3	(2,571.5)	1,326.8

	$3,088.2	$6,891.6	$9,979.8	$(887.5)	$9,092.3

4. PARTNERSHIP EQUITY TRANSACTIONS

The issuance and sale of limited partner interest to the public by the Partnership serves to increase the ownership held by noncontrolling interests. For the year ended December 31, 2008, the Partnership issued and sold the following classes of limited partnership interest:

Issuance Date	Class of Limited Partnership Interest	Number of units Issued	Offering Price per unit	Net Proceeds to the Partnership (1)
	(in millions, except units and per unit amounts)
March 2008	Class A	4,600,000	$49.000	$217.2

(1)	Net of underwriters’ fees and discounts, commissions and issuance expenses.

The Partnership used the proceeds from this offering generally to repay issuances of commercial paper or amounts outstanding under its credit facility, which the Partnership initially borrowed to finance a portion of its capital expansion projects.

5. ACQUISITIONS AND DISPOSITIONS

We accounted for each of our completed acquisitions using the purchase method and recorded the assets acquired and liabilities assumed at their estimated fair market values as of the date of purchase. We have included the results of operations from each of these acquisitions in our earnings from the acquisition date.

During 2008, the Partnership completed two separate Natural Gas acquisitions totaling $11.7 million, the fair value of which was allocated entirely to “Property, plant and equipment” in our consolidated statement of financial position.

6. CASH AND CASH EQUIVALENTS

Obligations for which we have issued check payments that have not yet been presented to the financial institution of approximately $31.9 million at December 31, 2008 and $39.4 million at December 31, 2007 are included in “Accounts payable and other” on our consolidated statements of financial position.

In September 2008, following the bankruptcy filing by Lehman Brothers Holdings Inc. (“Lehman”), Lehman Brothers Bank, FSB (“Lehman BB”), as discussed in Note 11, ceased to honor its funding commitment under the terms of the Partnership’s Second Amended and Restated Credit Agreement (“Credit Facility”). As a result, Bank of America, N.A., as administrative agent to the Credit Facility, required the Partnership to provide cash collateral for a portion of its letters of credit outstanding under the terms of its Credit Facility that would have been obligations of Lehman BB. At December 31, 2008 the Partnership had $0.1 million of cash collateral, which is presented as “Restricted cash” on our consolidated statements of financial position. The Partnership may, from time to time, be required to provide cash collateral for letters of credit it has outstanding to support any funding requests for the portion of its Credit Facility not being funded by Lehman BB.

7. INVENTORY

Inventory is comprised of the following:

	December 31,
	2008	2007
	(in millions)
Material and supplies	$3.9	$3.9
Liquids inventory	7.1	9.1
Natural gas and natural gas liquids inventory	42.0	100.0

	$53.0	$113.0

Our inventory at December 31, 2008 and 2007 is net of charges totaling $11.6 million and $4.5 million, respectively, that we recorded to reduce the cost basis of our natural gas and NGLs inventory to reflect market value.

8. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment is comprised of the following:

	Depreciation Rates (1)	December 31,
		2008	2007
		(in millions)
Land	—	$22.3	$14.6
Rights of way	1.5% - 6.4%	440.3	348.7
Pipelines	1.5% - 10.4%	4,538.3	2,923.1
Pumping equipment, buildings and tanks	1.5% - 14.3%	1,077.9	930.6
Compressors, meters, and other operating equipment	1.5% - 20.0%	639.3	536.2
Vehicles, office furniture and equipment	1.5% - 33.3%	154.8	124.6
Processing and treating plants	2.7% - 4.0%	343.1	200.4
Construction in progress	—	2,133.2	2,277.7

Total property, plant and equipment		9,349.2	7,355.9
Accumulated depreciation		(1,327.5)	(1,111.7)

Property, plant and equipment, net		$8,021.7	$6,244.2

(1)

We have assets included in the above table that are highly depreciated, which yield depreciation rates that suggest these assets have significant remaining useful lives, but in fact have little remaining net book value in relation to their expected service lives.

9. GOODWILL

The carrying amount of goodwill is $366.2 million at December 31, 2008 and 2007. We test goodwill for impairment annually primarily by using a discounted cash flow analysis. In addition, the Partnership also considers the overall market capitalization of its business, earnings before interest, taxes, depreciation and amortization (“EBITDA”) data, and other factors. At June 30, 2008 we completed our annual goodwill impairment test which did not indicate the existence of impairment to goodwill associated with any of our reporting units. Although the market capitalization of the Partnership, where a majority of goodwill resides, exceeded the book value of its equity at December 31, 2008, significant deterioration in global economic conditions and a decline in commodity prices caused the Partnership to retest goodwill for impairment as of December 31, 2008. As a result, the Partnership updated the critical assumptions in its analysis to consider changes in market conditions since June 30, 2008. Key assumptions include the following:

1) A weighted average cost of capital from 10% to 12%;

2) An annual growth rate for its Natural gas and Marketing businesses of approximately 3.0% to 4.0%;

3) A capital structure consisting of approximately 50% debt and 50% equity; and

4) A long-term commodity price forecast using recent pricing information.

The December 31, 2008 impairment testing of the Partnership’s goodwill did not indicate the existence of impairment to the goodwill associated with its reporting units. We have not observed any further events or circumstances subsequent to this analysis that would, more likely than not, reduce the fair value of our or the Partnership’s reporting units below the carrying amounts as of December 31, 2008.

10. INTANGIBLES

The following table provides the gross carrying value, accumulated amortization and activity affecting the balances for each of our major classes of intangible assets.

	Gross Carrying Amount			Accumulated Amortization			Intangible Assets, Net
	Natural Gas Intangibles (1)	Other	Intangible Assets Gross	Natural Gas Intangibles (1)	Other	Accumulated Amortization Gross
	(in millions)
December 31, 2007	$98.3	$11.4	$109.7	$(15.7)	$(0.7)	$(16.4)	$93.3
Additions	—	9.7	9.7	—	—	—	9.7
Amortization	—	—	—	(3.9)	(0.5)	(4.4)	(4.4)

December 31, 2008	$98.3	$21.1	$119.4	$(19.6)	$(1.2)	$(20.8)	$98.6

(1)	Natural gas intangibles include customer contracts and natural gas supply opportunities discussed below.

Our customer contracts are comprised entirely of natural gas purchase and sale agreements associated with our Natural Gas and Marketing businesses. We amortize our customer contracts on a straight-line basis over the weighted average useful life of the underlying reserves at the time of acquisition, which approximates 25 years.

We obtained the natural gas supply opportunities in conjunction with the 2003 North Texas system acquisition and relate entirely to our Natural Gas business. The value of the intangible asset was determined by a third party appraisal and it represents the fair value associated with growth opportunities present in the Barnett Shale producing zone. We are amortizing the natural gas supply opportunities over the weighted average estimated useful life of the underlying reserves at the time of the acquisition, which approximates 25 years.

Our other column is comprised of contributions we made in aid of construction for our Natural Gas and Liquids businesses. We made contributions to third parties for construction of electrical infrastructure to provide utility services for the Partnership’s Lakehead system and for interconnections between its natural gas systems and third-party pipelines and the related measurement equipment.

11. DEBT

Our consolidated third-party indebtedness at December 31, 2008 and 2007, including the accounts of the Partnership, are as follows:

	December 31,
		2008		2007
	Maturity	Rate	Dollars	Rate	Dollars
	(dollars in millions)
Enbridge Energy Company, Inc.
U.S. Construction Facility	2014	5.16%	$850.0	—	$—
Southern Lights 364-Day Revolving Credit Facility	2013	—	—	5.44%	365.0
Enbridge Energy Partners, L.P.
First Mortgage Notes	2011	9.15%	93.0	9.15%	124.0
Credit Facility	2013	3.80%	166.8	5.22%	400.0
Commercial Paper (1)	2013	—	—	5.36%	268.5
Senior Notes	2009-2038	6.75%	2,985.0	5.69%	1,702.1
Junior Subordinated Notes	2067	8.05%	399.3	8.05%	399.3

Total third party debt			4,494.1		3,258.9

Enbridge Energy Company, Inc.
Current maturities			—		(365.0)
Enbridge Energy Partners, L.P.
Current maturities			(420.7)		(31.0)

Total current maturities			(420.7)		(396.0)

Total long-term debt			$4,073.4		$2,862.9

(1)	Individual issuances of commercial paper generally mature in 90 days or less, but are supported by the Partnership’s Credit Facility and are therefore considered long-term debt.

Enbridge Energy Company, Inc.

U.S. Construction Facility

In September 2008, Enbridge Pipelines (Southern Lights) L.L.C., or Southern Lights, established a construction credit facility, referred to as the U.S. Construction Facility, with a group of lenders for the purpose of funding capital expenditures that are directly related to the construction of a diluent pipeline that runs from Chicago, Illinois to Neche, North Dakota (the “Southern Lights Project”), and to refinance any indebtedness already incurred to fund such costs. The U.S. Construction Facility is a non-revolving credit facility with a capacity of $1.17 billion and a cost overrun credit facility of $90 million that is collateralized by the real and personal property of the Southern Lights project. The U.S. Construction Facility will be utilized to fund a ratable portion of project costs during construction and for a period of four years following completion. A debt service reserve letter of credit facility for $45 million was also arranged with a subset of lenders that will be utilized once pipeline operations commence.

Under the terms of the U.S. Construction Facility, project expenditures can be funded through either a LIBOR (“London Interbank Offered Rate”) Loan or U.S. Prime Rate Loan. Funds drawn under the U.S. Prime Rate Loan bear interest at a base rate that is equal to the greater of (a) the U.S. base rate determined by the administrative agent under the U.S. Construction Facility or (b) the Federal Funds Rate plus 100 basis points (“bps”) per annum. During construction, funds drawn under U.S. Prime Rate Loans bear interest equal to 75 bps over the base rate. The interest rate increases to 100 bps over the base rate for the first two years after completed construction and increases again in the third and fourth years subsequent to completed construction to 125 bps over the base rate. Funds drawn under LIBOR Loans will bear interest during construction at 175 bps over LIBOR representing the average rate for U.S. Dollars offered to financial institutions in the London Interbank Market. Upon completion of the Southern Lights Project, the interest rate increases to 200 bps over LIBOR for the first two years following construction with the rate increasing again in the third and fourth years to 225 bps over LIBOR.

Repayments on the U.S. Construction Facility are to commence not later than the last day of the fourth full fiscal quarter after the completion date and quarterly thereafter. The following table sets forth the percentage of Principal that is required to be paid on a quarterly basis following completed construction:

Year of Operation Following Completion of the Project	Actual Quarterly Principal Repayment Rate
1	0.0500%
2	0.1700%
3	0.2625%
4	0.3900%

The maturity date of the U.S. Construction Facility is the earlier of the fourth anniversary of completion of the Southern Lights Project or September 30, 2014. The U.S. Construction Facility does not contain any restrictive debt covenants that limit the amount of debt we can incur. At December 31, 2008, Southern Lights had $850.0 million outstanding under the U.S. Construction Facility bearing interest at a rate of 5.16% per annum.

Southern Lights 364-day Revolving Credit Facility

In August 2007, Southern Lights established a 364-day Revolving Credit Facility with a capacity of $500 million from a group of lenders for the purpose of funding project costs that are directly related to the construction of the Southern Lights Project and to refinance indebtedness incurred to fund any such costs. The 364-day Revolving Credit Facility does not contain any restrictive covenants that limit the amount of debt we can incur. The indebtedness is guaranteed by Enbridge, our indirect parent.

In September 2008, the borrowing capacity was amended and increased to $600 million, which was fully drawn. We refinanced and terminated the 364-day Revolving Credit Facility with the proceeds obtained from the U.S. Construction Facility on September 30, 2008.

Enbridge Energy Partners, L.P.

The Partnership’s creditors, generally, do not have any recourse against us for indebtedness incurred by the Partnership with the exception of the First Mortgage Notes for which the creditors do have recourse.

First Mortgage Notes

The First Mortgage Notes (“Notes”) are collateralized by a first mortgage lien on substantially all of the property, plant and equipment of Enbridge Energy, Limited Partnership, (the “OLP”), and are due and payable in equal annual installments of $31.0 million until their maturity in 2011. Property, plant and equipment of the OLP was $3,456.2 million and $2,555.5 million at December 31, 2008 and 2007, respectively. The Notes contain various restrictive covenants applicable to the Partnership, and restrictions on the incurrence of additional indebtedness by the Partnership, including compliance with certain debt issuance tests. Under the Notes agreement, the Partnership cannot make cash distributions more frequently than quarterly in an amount not to exceed Available Cash as defined in the Partnership agreement for the immediately preceding calendar quarter. The Partnership would be required to pay a redemption premium pursuant to the Notes agreement should the Partnership elect to repay the Notes prior to their stated maturity.

Under the terms of the Notes, the Partnership is required to establish, at the end of each quarter, a debt service reserve. This reserve includes an amount equal to 50% of the prospective Notes interest payments for the immediately following quarter and an amount for Note sinking fund repayments. At December 31, 2008 and 2007, there was no required debt service reserve, as the Partnership has made all required interest and sinking fund payments.

Credit Facility

The Partnership’s Credit Facility among other conditions includes the following terms: (i) a maximum principal amount of credit available to the Partnership at any one time of $1.25 billion; (ii) the right to request increases in the maximum principal amount of credit available at any one time from $1.25 billion to $1.5 billion; (iii) no sublimit on letters of credit; and (iv) a five-year facility that initially matures April 4, 2012 and grants the Partnership the option to request annual extensions of maturity and a one-year term out period upon maturity. In March 2008, the Partnership requested and received approval from the parties named as lenders to its Credit Facility for a one year extension of the maturity date from April 4, 2012 to April 4, 2013.

In September 2008, Lehman filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code. Lehman is the parent of Lehman BB, one of the committed lenders to the Credit Facility. Lehman BB has commitments of $82.5 million that the Partnership currently cannot access, which effectively reduces the amounts available under its Credit Facility to $1,167.5 million and the maximum increase in principal amount of credit available to the Partnership it can request to approximately $1.4 billion. The remaining lenders under the Credit Facility continue to honor the Partnership’s funding requests.

At December 31, 2008, the Partnership had $166.8 million outstanding under its Credit Facility at a weighted average interest rate of 3.80% and letters of credit totaling $1.8 million. The amounts the Partnership may borrow under the terms of its Credit Facility are reduced by the principal amount of its commercial paper issuances and the balance of its letters of credit outstanding. Excluding the commitments from Lehman BB, at December 31, 2008, the Partnership could borrow $998.9 million under the terms of its Credit Facility, determined as follows:

Total credit available under Credit Facility	$1,250.0
Less: Amounts outstanding under Credit Facility	(166.8)
Balance of letters of credit outstanding	(1.8)
Principal amount of commercial paper issuances	—
Lehman Brothers Bank, FSB commitment	(82.5)

Total amount the Partnership could borrow at December 31, 2008	$998.9

The Partnership’s Credit Facility contains restrictive covenants that require it to maintain a maximum leverage ratio of 5.50 to 1.0 for periods ending on or before March 31, 2009; a ratio of 5.25 to 1.0 thereafter, for periods ending on or before March 31, 2010; and a ratio of 5.00 to 1.0 for periods ending June 30, 2010 and following. At December 31, 2008, the Partnership’s leverage ratio was approximately 3.8 as computed under the terms of its Credit Facility. The Credit Facility also places limitations on the debt that its subsidiaries may incur directly. Accordingly, it is expected that the Partnership will provide debt financing to its subsidiaries as necessary.

Individual borrowings under the terms of the Credit Facility generally become due and payable at the end of each contract period, typically a period of three months or less. The Partnership has the option to repay these amounts on a non-cash basis by net settling with the parties to its Credit Facility by contemporaneously borrowing at the then current rate of interest and repaying the amounts due.

Commercial Paper Program

The Partnership has a commercial paper program that provides for the issuance of up to $600 million of commercial paper that is supported by its Credit Facility. In late 2008, the credit rating on its commercial paper provided by Standard & Poor’s was downgraded from A-2 to A-3, which effectively precludes the Partnership from accessing the commercial paper market until such time as the rating improves. The Partnership generally accessed the commercial paper market to provide temporary financing for its operating activities, capital expenditures and acquisitions. At December 31, 2008 the Partnership had no commercial paper outstanding compared to December 31, 2007 when it had $268.5 million outstanding, net of unamortized discount $1.5 million, at weighted average interest rate of 5.36%.

Senior Notes

All of the Partnership’s Senior Notes, other than the Zero Coupon Notes discussed below, pay interest semi-annually and have varying maturities and terms as presented in the table below. The Senior Notes do not contain any covenants restricting the issuance of additional indebtedness and rank equally with all of the Partnership’s other existing and future unsecured and unsubordinated indebtedness. The Partnership has granted the holders of its Senior Notes due 2019 an option to require the Partnership to repurchase all or a portion of the notes on March 1, 2012 at a purchase price of 100 percent of the principal amount of the notes tendered plus accrued and unpaid interest. The interest rates presented in this table represent the interest rates as set forth on the face of each note agreement without consideration to any discount or interest rate hedging activities.

	Interest Rate	December 31,
		2008	2007
		(in millions)
Senior Notes due 2009	4.000%	$175.0	$200.0
Senior Notes due 2012	7.900%	100.0	100.0
Senior Notes due 2013	4.750%	200.0	200.0
Senior Notes due 2014	5.350%	200.0	200.0
Senior Notes due 2016	5.875%	300.0	300.0
Senior Notes due 2018	7.000%	100.0	100.0
Senior Notes due 2018	6.500%	400.0	—
Senior Notes due 2019	9.875%	500.0	—
Senior Notes due 2028	7.125%	100.0	100.0
Senior Notes due 2033	5.950%	200.0	200.0
Senior Notes due 2034	6.300%	100.0	100.0
Senior Notes due 2038	7.500%	400.0	—
Senior, unsecured zero coupon notes due 2022	5.358%	214.7	203.6

		2,989.7	1,703.6
Unamortized Discount		(4.7)	(1.5)

		$2,985.0	$1,702.1

Zero Coupon Senior Notes

In August 2007, the Partnership received net proceeds of approximately $200 million from a private placement of its senior, unsecured zero coupon notes due 2022 (the “Zero Coupon Notes”), which at maturity will be payable in the aggregate principal amount of $442 million. The Partnership initially recorded the Zero Coupon Notes in “Long-term debt” at the amount of proceeds the Partnership received from the private placement, which is referred to as the issue price. The carrying amount at December 31, 2008 includes $11.1 million associated with the accretion of interest during the period. The Zero Coupon Notes are scheduled to mature on August 28, 2022, although they may be called by the note holders prior to the scheduled maturity date on August 28 of any year commencing on August 28, 2009, at a price equal to the then accreted value of the called Zero Coupon Notes. Currently, the carrying amount is included in “Current maturities of long-term debt.” The Zero Coupon Notes have a yield of 5.36% on a semi-annual compound basis and rank equally in right of payment to all of the Partnership’s existing and future senior indebtedness, as set forth in its senior indenture. The Partnership used the net proceeds from this private placement to repay a portion of its outstanding commercial paper and Credit Facility borrowings that it had previously incurred to fund a portion of its capital expansion projects.

Junior Subordinated Notes

In September 2007, the Partnership issued and sold $400 million in principal amount of its fixed/floating rate, junior subordinated notes due 2067, which are referred to as the Junior Notes. The Partnership received proceeds of approximately $393 million, net of underwriting discounts, commissions and offering expenses. The Partnership used the net proceeds to temporarily reduce a portion of its outstanding commercial paper and Credit Facility borrowings that it had previously incurred to finance a portion of its capital expansion projects.

The Junior Notes represent the unsecured obligations of the Partnership that are subordinate in right of payment to all of its existing and future senior indebtedness. The Junior Notes bear interest at a fixed annual rate of 8.05%, exclusive of any discounts or interest rate hedging activities, from September 27, 2007 to October 1, 2017, payable semi-annually in arrears on April 1 and October 1 of each year beginning April 1, 2008. After October 1, 2017, the Junior Notes will bear interest at a variable rate equal to the three-month LIBOR for the related interest period increased by 3.7975%, payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year beginning January 1, 2018. The Partnership may elect to defer interest payments on the Junior Notes for up to ten consecutive years on one or more occasions, but not beyond the final repayment date. Until paid, any interest the Partnership elects to defer will bear interest at the prevailing interest rate, compounded semi-annually during the period the Junior Notes bear interest at the fixed annual rate and quarterly during the period that the Junior Notes bear interest at a variable annual rate.

The Junior Notes do not restrict the Partnership’s ability to incur additional indebtedness. However, with limited exceptions, during any period the Partnership elects to defer interest payments on the Junior Notes, the Partnership cannot make distribution payments or liquidate any of its equity securities, nor can the Partnership or its subsidiaries make any principal and interest payments for any debt that ranks equally with or junior to the Junior Notes.

The scheduled maturity date for the Junior Notes is initially October 1, 2037, but the Partnership may extend the maturity date up to two times, on October 1, 2017 and October 1, 2027, in each case for an additional ten-year period. As a result, the scheduled maturity date may be extended to October 1, 2047 or October 1, 2057. The Partnership’s obligation to repay the Junior Notes on the scheduled maturity date is limited by an agreement referred to as the Replacement Capital Covenant, which the Partnership entered into in connection with its offering of the Junior Notes, but not as part of the Junior Notes. The Replacement Capital Covenant limits the types of financing sources the Partnership can use to repay the Junior Notes. The Partnership is required to repay the Junior Notes on the scheduled maturity date only to the extent the principal amount repaid does not exceed proceeds the Partnership has received from the issuance and sale of securities, that, among other attributes defined in the Replacement Capital Covenant, have characteristics that are the same or more equity-like than the Junior Notes. The Partnership refers to the securities that meet this characterization as qualifying capital securities. If the Partnership does not receive sufficient proceeds from the sale of qualifying capital securities to repay the Junior Notes by the scheduled maturity date, the Partnership must use its commercially reasonable efforts to raise sufficient proceeds from the sale of qualifying capital securities to permit repayment of the Junior Notes on the following quarterly interest payment date, and on each subsequent quarterly interest payment date until the Junior Notes are paid in full. Regardless of the amount of qualifying capital securities that the Partnership has issued and sold, the final repayment date is initially October 1, 2067. The Partnership may extend the final repayment date for an additional ten-year period on October 1, 2017, and as a result the final repayment date may be extended to October 1, 2077. The Partnership may extend the scheduled maturity date whether or not the Partnership also extends the final repayment date, and the Partnership may extend the final repayment date whether or not the Partnership extends the scheduled maturity date.

The Partnership may redeem the Junior Notes in whole at any time, or in part, prior to October 1, 2017, for a “make-whole” redemption price, and thereafter at a redemption price equal to the principal amount plus accrued and unpaid interest on the Junior Notes. The Partnership may also redeem the Junior Notes prior to October 1, 2017 in whole, but not in part, upon the occurrence of certain tax or rating agency events at specified redemption prices. The Partnership’s right to optionally redeem the Junior Notes is also limited by the Replacement Capital Covenant, which limits the types of financing sources the Partnership can use to redeem the Junior Notes in the same manner as to repay the Junior Notes, as discussed in the above paragraph.

Consolidated Maturities of Third-Party Debt

The scheduled maturities of outstanding third-party debt at December 31, 2008, are summarized as follows in millions:

2009	$420.7
2010	31.0
2011	31.0
2012	600.0
2013	366.8
Thereafter	3,050.0

Total	$4,499.5

12. DEFERRED INCOME TAXES

The tax effects of significant temporary differences representing deferred tax assets and liabilities are as follows:

	December 31,
	2008	2007
	(in millions)
Net operating loss and other carry forwards	$—	$(25.3)
Net book basis of assets in excess of tax basis	403.9	332.3
Employee Benefit Plans	(49.8)	(19.9)
Other	(6.4)	(4.1)

Net deferred tax liabilities	$347.7	$283.0

Accounting for Uncertainty in Income Taxes

Following is a reconciliation of our beginning and ending balance of unrecognized tax benefits in millions:

Unrecognized tax benefits at January 1, 2008	$28.0
Gross increases for tax positions taken in prior periods	35.0
Gross decreases for tax positions taken in prior periods	(63.0)

Unrecognized tax benefits at December 31, 2008	$—

Gross increases for tax positions taken in prior periods relate entirely to an IRS challenge of the tax treatment by Enbridge Midcoast Energy Inc. of its 1999 acquisition of several partnerships that owned a natural gas system in Kansas discussed below in Footnote 14, Commitments and Contingencies. An unfavorable court decision associated with this IRS challenge was rendered in 2008 and as a result we reversed the full tax benefit balance of $63.0 million and removed the unrecognized benefits as reflected in gross decreases. As of December 31, 2008, there are no unrecognized tax benefits that would affect our effective tax rate. We do not anticipate further adjustments to the unrecognized tax benefits during the next twelve months that would have a material impact on our financial statements. As part of the reversal for unrecognized tax benefits, we have recognized $0.6 million of penalties and $0.5 million of interest for the twelve months ended December 31, 2008.

Listed below are the tax years that remain subject to examination by major tax jurisdictions:

Jurisdiction	Open Tax Years
United States – Federal	2000-2007

Undistributed Earnings

We have not provided deferred taxes on the unremitted earnings of our foreign investments that we do not intend to repatriate in the foreseeable future. The earnings relate to ongoing operations and at December 31, 2008 were approximately $349.2 million. At this time, it is not practicable to determine, due to the availability of U.S. foreign tax credits, the deferred income tax liability what would be payable if such earnings were not reinvested indefinitely.

13. RELATED PARTY TRANSACTIONS

We routinely enter into borrowing and lending arrangements with our affiliates. The outstanding principal amounts of loans to and from our affiliates are presented below in U.S. dollars:

	Currency	Rate*	Maturity	December 31,
				2008	2007
				(principal outstanding; in millions)
Current loans to affiliates
Enbridge Pipelines (Athabasca) Inc	Canadian	CDOR + 0.30%	Demand	$219.6	$1.0
Enbridge Inc	Canadian	CDOR + 0.35%	Demand	—	546.4
Enbridge Inc	Canadian	0.00%	Demand	—	16.6
Enbridge Pipelines (Athabasca) Inc	Canadian	CDOR + 0.25%	Demand	198.8	224.1
Enbridge (U.S.) Inc	U.S.	130% AFR	Demand	5.0	2.8
Enbridge Inc	Canadian	0.00%	Demand	9.1	11.3
Enbridge Inc	U.S.	LIBOR + 0.15%	Demand	23.0	—
Olympic Pipeline Company	U.S.	LIBOR + 3.0%	2010	4.9	4.9

Total current loans to affiliates				$460.4	$807.1

Long-term loans to affiliates
Enbridge Pipelines (Athabasca) Inc	Canadian	5.47%	2010	$186.7	$231.4
Enbridge Pipelines (Athabasca) Inc	Canadian	5.25%	2012	138.3	171.3
Enbridge Pipelines (Athabasca) Inc	Canadian	6.50%	2018	244.9	—
Olympic Pipe Line Company	U.S.	7.24%	2011	39.0	39.0

Total long-term loans to affiliates				$608.9	$441.7

Current loans from affiliates

Enbridge Energy Company, Inc.
Enbridge (U.S.) Inc	U.S.	5.69%	Demand	$502.6	$449.2
Enbridge (U.S.) Inc	U.S.	130% AFR	Demand	—	36.6
Enbridge (U.S.) Inc	U.S.	130% AFR	Demand	2.5	69.4

Total current loans from affiliates				$505.1	$555.2

Long-term loans from affiliates

Enbridge Energy Partners, L.P.
Enbridge Hungary Liquidity Management LLC	U.S.	8.40%	2017	$130.0	$130.0
Enbridge Energy Company, Inc.
Enbridge Hungary Liquidity Management LLC	U.S.	7.75%	2010	499.9	—
Olympic Pipeline Company	U.S.	7.14%	2011	39.0	39.0

Total long-term loans from affiliates				$668.9	$169.0

*	AFR – Applicable Federal Rate
*	CDOR – Canadian Depository Offering Rate
*	LIBOR – London Interbank Offered Rate

Common Share Issuance

In December 2008, we sold Enbridge Pipelines 109,890 of our common shares for $150 million, or $1,365 per common share. We used the proceeds from the sale of these shares to finance a portion of our capital expenditure projects.

EUS Credit Agreement

In December 2007, the Partnership entered an unsecured revolving credit agreement with Enbridge (U.S.) Inc. (“Enbridge U.S.”), a wholly-owned subsidiary of Enbridge. The EUS Credit Agreement provides for a maximum principal amount of credit available to the Partnership at any one time of $500 million for a three-year term that matures in December 2010. The EUS Credit Agreement also includes financial covenants that are consistent with those outlined in the Partnership’s Second Amended and Restated Credit Agreement governing its Credit Facility. Amounts borrowed under the EUS Credit Agreement bear interest at rates that are consistent with the interest rates set forth in the Partnership’s Second Amended and Restated Credit Agreement. At December 31, 2008, the Partnership had no balances outstanding under the EUS Credit Agreement and the full amount remains available to the Partnership for its use.

Transfer of Line Pipe

We and Enbridge Pipelines regularly collaborate on construction projects that are mutually beneficial to our respective customers and operations. Examples of such projects include the Southern Access and Alberta Clipper projects where the Partnership has constructed and is constructing the U.S. portion of the projects and Enbridge Pipelines has constructed and is constructing the Canadian portion. In November 2008, for $18.7 million, we transferred approximately 60 miles of 36-inch diameter line pipe to Enbridge Pipelines for its use in constructing the Canadian portion of the Alberta Clipper project. The line pipe was initially obtained by us for use in constructing the Southern Access extension, which has been delayed due to a protracted regulatory process. This transaction was previously approved by our Board of Directors.

14. COMMITMENTS AND CONTINGENCIES

Environmental Liabilities

We are subject to federal and state laws and regulations relating to the protection of the environment. Environmental risk is inherent to liquid hydrocarbon and natural gas pipeline operations and we could, at times, be subject to environmental cleanup and enforcement actions. We manage this environmental risk through appropriate environmental policies and practices to minimize any impact our operations may have on the environment.

In November 2007, an unexpected release and fire on line 3 of the Partnership’s Lakehead system occurred during planned maintenance near its Clearbrook, Minnesota terminal. The Partnership immediately shut down all pipelines in the vicinity and dispatched emergency response crews to oversee containment, cleanup and repair of the pipeline at an estimated economic cost of $4.1 million. The volume of oil released was approximately 325 barrels, which was largely contained in the trench that had been excavated to facilitate the planned maintenance. The Partnership completed excavation and repairs and returned the line to service within five days of the incident. In October of 2008, the Partnership received a letter from the U.S. Department of Transportation’s Pipeline and Hazardous Materials Safety Administration (“PHMSA”) alleging violations of federal pipeline safety regulations and proposing a $2.4 million fine related to the release and fire. A provision for the amount of the fine has been made in “Accounts payable and other.” The Partnership has the potential of incurring additional costs in connection with this incident, including expenditures necessary to remediate any operating condition that is determined to have caused this incident.

As of December 31, 2008 and 2007, we have recorded $5.5 million and $3.5 million, respectively, in “Accounts payable and other” and $2.8 million in “Other long-term liabilities” for both years, primarily to address remediation of contaminated sites, asbestos containing materials, management of hazardous waste material disposal, outstanding air quality measures for certain of our liquids and natural gas assets, and penalties we have been or expect to be assessed.

Oil and Gas in Custody

The Partnership’s Liquids assets transport crude oil and NGLs owned by its customers for a fee. The volume of liquid hydrocarbons in its pipeline systems at any one time varies from approximately 24 to 42 million barrels, virtually all of which is owned by its customers. Under the terms of the Partnership’s tariffs, losses of crude oil from identifiable incidents not resulting from the Partnership’s direct negligence may be apportioned among its customers. In addition, the Partnership maintains adequate property insurance coverage with respect to crude oil and NGLs in its custody.

Approximately 50 percent of the natural gas volumes on the Partnership’s natural gas assets are transported for customers on a contractual basis. The Partnership purchases the remaining 50 percent and sells to third-parties downstream of the purchase point. At any point in time, the value of its customers’ natural gas in the custody of its natural gas systems is not material to the Partnership.

IRS Legal Proceedings

We are the former owner of Enbridge Midcoast Energy Inc. (“Midcoast”). The IRS challenged Midcoast’s tax treatment of its 1999 acquisition of several partnerships that owned a natural gas pipeline system in Kansas (these assets were sold to the Partnership in 2002 and subsequently sold by the Partnership in 2007). In March 2008, an unfavorable court decision was received sustaining the IRS position, decreasing the U.S. tax basis for the pipeline assets. Our earnings for 2008 reflected a decrease of $35.0 million in consideration of the adverse court decision which, when combined with amounts previously recorded, provides fully for the liability. Given loss carryforwards prior to the decision, the cash tax impact of the decision was not significant. We continue to believe the tax treatment of the acquisition and the related tax deductions claimed were appropriate and have appealed the decision.

See Footnote 12, Deferred Income Taxes, “Accounting for Uncertainty in Income Taxes” for additional discussion of this matter.

Legal Proceedings

We are also a participant in various legal proceedings arising in the ordinary course of business. Some of these proceedings are covered, in whole or in part, by insurance. We believe that the outcome of all these proceedings will not, individually or in the aggregate, have a material adverse effect on our financial condition unless otherwise indicated.

Right-of-Way

As part of our pipeline construction process, we must obtain certain right-of-way agreements from landowners whose property our pipelines will cross. Right-of-way agreements that we buy are capitalized as part of “Property, plant and equipment” on our consolidated statements of financial position.

Future Minimum Commitments

As of December 31, 2008, our future minimum commitments that have remaining non-cancelable terms in excess of one year are as follows:

	2009	2010	2011	2012	2013	Thereafter	Total
	(in millions)
Purchase commitments (1)	$458.2	$—	$—	$—	$—	$—	$458.2
Power commitments (2)	2.7	—	—	—	—	—	2.7
Other operating leases	12.0	10.2	10.1	9.7	9.9	63.2	115.1
Right-of-way (3)	1.9	1.8	1.8	1.8	1.7	43.2	52.2
Product purchase obligations (4)	29.2	32.6	33.1	32.9	32.4	65.6	225.8
Service contract obligations (5)	27.8	22.9	20.7	10.2	1.5	—	83.1

Total	$531.8	$67.5	$65.7	$54.6	$45.5	$172.0	$937.1

(1)	Represents commitments to purchase materials, primarily line pipe from third-party suppliers in connection with our expansion projects.
(2)	Represents commitments to purchase power in connection with our Liquids segment.
(3)

Right-of-way payments are estimated to approximate $1.7 million to $1.9 million per year for the remaining life of all pipeline systems, which has been assumed to be 25 years for purposes of calculating the amount of future minimum commitments beyond 2013.

(4)	We have long-term product purchase obligations with several third-party suppliers to acquire natural gas and NGLs at prices approximating market at the time of delivery.
(5)	The service contract obligations represent the minimum payment amounts for firm transportation and storage capacity we have reserved on third-party pipelines and storage facilities.

The purchases made under our non-cancelable commitments for the years ended December 31, 2008 and 2007 were $393.0 million and $483.8 million, respectively.

15. FAIR VALUES OF FINANCIAL INSTRUMENTS

Fair Value of Debt Obligations

The table below presents the carrying amounts and approximate fair values of our and the Partnership’s third-party debt obligations. The carrying amounts of our U.S. Construction Facility and the Partnership’s credit facility borrowings approximate their fair values at December 31, 2008, due to the short time periods in which these obligations re-price, usually periods of three months or less. The approximate fair values of our and the Partnership’s long-term debt obligations are determined using a standard methodology that incorporates pricing points that are obtained from independent third party investment dealers who actively make markets in our debt securities, which are used to calculate the present values of the principal obligations to be repaid at maturity and all future interest payment obligations for any debt outstanding.

	December 31, 2008		December 31, 2007
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in millions)
U.S. Construction Facility	$850.0	$850.0	$—	$—
364-Day Revolving Credit Facility	—	—	365.0	365.0
Commercial paper	—	—	268.5	268.5
Credit Facility	166.8	166.8	400.0	400.0
9.150% First Mortgage Notes	93.0	93.8	124.0	135.1
5.358% Senior unsecured zero coupon notes due 2022	214.7	211.0	203.6	210.7
4.000% Senior Notes due 2009	175.0	175.2	200.0	198.5
7.900% Senior Notes due 2012	99.9	93.7	99.9	110.2
4.750% Senior Notes due 2013	199.9	163.4	199.8	192.0
5.350% Senior Notes due 2014	199.9	151.3	199.9	194.3
5.875% Senior Notes due 2016	299.8	234.5	299.7	293.7
7.000% Senior Notes due 2018	99.9	81.9	99.9	105.3
6.500% Senior Notes due 2018	398.0	317.7	—	—
9.875% Senior Notes due 2019	499.7	500.4	—	—
7.125% Senior Notes due 2028	99.8	72.7	99.8	104.3
5.950% Senior Notes due 2033	199.7	119.7	199.7	176.9
6.300% Senior Notes due 2034	99.8	62.3	99.8	92.1
7.500% Senior Notes due 2038	398.9	289.2	—	—
8.050% Junior subordinated notes due 2067	399.3	209.3	399.3	385.9

Interest Rate Derivatives

We enter into interest rate swaps, collars and derivative financial instruments with similar characteristics to manage the effect of future interest rate movements on the Partnership’s interest costs. The following table provides information about our current interest rate derivatives by transaction type for the specified periods.

	Notional Principal	Partnership		Maturity Date	Fair Value at December 31,
		Pays	Receives		2008	2007
	(dollars in millions)				(dollars in millions)
Interest Rate Swaps
Floating to Fixed:
	$50.0	4.6175%	LIBOR (2)	January 15, 2009	$—	$(0.3)
	$50.0	4.6130%	LIBOR	January 29, 2009	—	(0.3)
	$50.0	4.6525%	LIBOR	February 13, 2009	(0.1)	(0.4)
	$50.0	4.5875%	LIBOR	February 20, 2009	(0.2)	(0.4)
	$50.0	4.3700%	LIBOR-21 bps (1)	June 1, 2013	(5.3)	(0.7)
	$50.0	4.3425%	LIBOR-21 bps	June 1, 2013	(5.2)	(0.6)
	$25.0	4.3100%	LIBOR-25 bps	June 1, 2013	(2.7)	(0.3)
Fixed to Floating:
	$50.0	LIBOR-21 bps	4.7500%	June 1, 2013	6.1	1.6
	$50.0	LIBOR-21 bps	4.7500%	June 1, 2013	6.1	1.6
	$25.0	LIBOR-25 bps	4.7500%	June 1, 2013	3.1	0.9
Treasury Locks:
	$100.0	4.7500%	30Yr UST (3)	June 30, 2008	—	(4.4)
	$100.0	4.7140%	30Yr UST	June 30, 2008	—	(3.9)
Interest Rate Collars:
Calls	$50.0	5.5000%	LIBOR	June 13, 2008	—	—
Puts	$50.0	4.1990%	LIBOR	June 13, 2008	—	—
Calls	$50.0	5.5000%	LIBOR	June 25, 2008	—	—
Puts	$50.0	4.1490%	LIBOR	June 25, 2008	—	—

(1)	A bps refers to a basis point. One basis point is equivalent to 1/100th of 1 percent.
(2)	LIBOR refers to the three-month U.S. London Interbank Offered Rate.
(3)	UST refers to United States Treasury notes.

Our short-term floating to fixed rate interest rate swaps, with the exception of the contract maturing February 13, 2009, qualify for hedge accounting treatment pursuant to the requirements of SFAS No. 133 and have been designated as cash flow hedges of future interest payments on $150 million of our variable rate indebtedness. As such, the fair values of these derivative financial instruments are recorded as assets or liabilities on our consolidated statements of financial position with the changes in fair value recorded as corresponding increases or decreases in “Accumulated other comprehensive income,” or AOCI. We discontinued hedge accounting treatment in December 2008 for our floating to fixed rate interest rate swap maturing February 13, 2009 originally hedging $50 million of our variable rate indebtedness when we reduced the balance of our Credit Facility below $200 million. As such, changes in the fair value of this derivative financial instrument are not recorded as increases or decreases in AOCI.

The long-term floating to fixed rate and fixed to floating rate interest rate swaps maturing in 2013 have not been designated as cash flow or fair value hedges under SFAS No. 133 and, as a result, changes in the fair value of these derivative financial instruments are not recorded as increases or decreases in AOCI.

Commodity Price Derivatives

The following table summarizes information about the fair values of our outstanding commodity derivative instruments at December 31, 2008 and 2007:

	December 31, 2008					December 31, 2007
	Notional	Wtd. Average Price		Fair Value (3)		Fair Value (3)
		Receive	Pay	Asset	Liability	Asset	Liability
Swaps
Natural gas (1)
Receive variable/pay fixed	31,567,721	$5.59	$7.47	$8.4	$(68.0)	$21.6	$(16.1)
Receive fixed/pay variable	45,051,114	5.50	6.37	44.0	(81.0)	11.5	(160.5)
Receive variable/pay variable	210,887,678	6.04	6.08	9.7	(16.9)	11.5	(6.0)
NGL (2)
Receive variable/pay fixed	259,095	27.57	61.48	—	(8.7)	—	—
Receive fixed/pay variable	6,288,742	49.56	29.04	126.7	(0.3)	—	(160.6)
Crude (2)
Receive fixed/pay variable	1,390,000	77.15	64.54	18.8	(1.9)	—	(34.6)
Options-calls
Natural gas (1)	1,095,000	4.31	6.84	—	(2.6)	—	(5.6)
Options-puts
Natural gas (1)	359,587	5.79	9.22	—	(1.2)	—	—
NGL (2)	858,832	53.59	28.84	21.6	—	0.7	—

Totals (4)				$229.2	$(180.6)	$45.3	$(383.4)

(1)	Notional amounts for natural gas are recorded in millions of British thermal units (“MMBtu”).
(2)	Notional amounts for NGL and Crude are recorded in Barrels (“Bbl”).
(3)	Fair values of derivatives are presented in millions of dollars.
(4)	We record the fair value of our derivative instruments in the balance sheet as current and long-term assets or liabilities on a net basis by counterparty.

The following table sets forth by level within the fair value hierarchy, our financial assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2008. We classify financial assets and liabilities in their entirety based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the financial assets and liabilities and their placement within the fair value hierarchy.

	Fair Value at December 31, 2008
Recurring fair value measures	Level 1	Level 2	Level 3	Total
	(in millions)
Assets:
Derivative instruments, net	$20.4	$—	$119.6	$140.0
Liabilities:
Derivative instruments, net	(77.5)	—	(27.8)	(105.3)

Total	$(57.1)	$—	$91.8	$34.7

The table below provides a summary of changes in the fair value of our Level 3 financial assets and liabilities for the year ended December 31, 2008. As reflected in the table, the net unrealized gains on Level 3 financial assets and liabilities was $149.7 million for the year ended December 31, 2008, which resulted from forward price decreases in natural gas, NGLs and crude oil derivative instruments that we held at December 31, 2008.

Derivative Instruments, net
(in millions)
Balance at January 1, 2008	$(167.7)
Realized and unrealized net gains	260.9
Purchases and settlements	(1.4)
Transfer in (out) of Level 3	—

Balance at December 31, 2008	$91.8

Change in unrealized net gains relating to instruments still held at December 31, 2008	$149.7

16. DERIVATIVE FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES

We and the Partnership are exposed to interest rate risk in connection with our variable rate debt obligations. We are also exposed to foreign currency risk associated with the operations of our Canadian subsidiaries. Additionally, the Partnership is exposed to commodity price risk associated with fluctuations in prices of natural gas, NGLs, condensate and fractionation margins (the relative price differential between NGL sales and the related natural gas purchases). We and the Partnership use derivative instruments including futures, forwards, swaps, options and other financial instruments with similar characteristics to manage the risks associated with market fluctuations in commodity prices, interest rates and foreign currencies. Based on our risk management policies, all of our derivative instruments are employed in connection with an underlying asset, liability and/or forecasted transaction and are not entered into with the objective of speculating on interest rates, commodity prices, or exchange rates.

Accounting Treatment

We record all derivative instruments in our consolidated statements of financial position at fair market value which we adjust each period for changes in the fair market value (“mark-to-market”). The fair market value of these derivative instruments reflects the estimated amounts that we would pay or receive, other than in a forced or liquidation sale, to terminate or close the contracts at the reporting date, taking into account the current unrealized losses or gains on open contracts. We use actively traded external market quotes and indices to value substantially all of the financial instruments we utilize.

Under the guidance of SFAS No. 133, if a derivative instrument does not qualify as a hedge, or is not designated as a hedge, changes in the fair value of the instrument are not recorded as increases or decreases in AOCI. The actual derivative contract is settled by making or receiving a payment to or from the counterparty or by making or receiving a payment for entering into a contract that exactly offsets the original derivative contract. Typically, we settle our derivative contracts when the physical transaction that underlies the derivative instrument occurs.

If a derivative instrument qualifies and is designated as a cash flow hedge, a hedge of a forecasted transaction or future cash flows, any unrealized change in fair market value is deferred in AOCI, a component of “Shareholder’s equity,” until the underlying hedged transaction occurs. At inception and on a quarterly basis, we formally assess whether the hedge contract is highly effective in offsetting changes in cash flows of hedged items. Unrealized changes in fair market value of cash flow hedges deferred in AOCI for which hedge accounting has been discontinued, remain in AOCI until the underlying physical transaction occurs unless it is probable that the forecasted transaction will not occur by the end of the originally specified time period, or within an additional two-month period of time thereafter. Generally, our preference is for our derivative instruments to receive hedge accounting treatment whenever possible. To qualify for cash flow hedge accounting as set forth in SFAS No. 133, very specific requirements must be met in terms of hedge structure, hedge objective and hedge documentation.

If a derivative instrument is designated and qualifies as a fair value hedge or a foreign currency hedge, the change in fair market value of the underlying asset or liability, in addition to the derivative instrument, are recorded in our consolidated statement of financial position. However, unlike cash flow hedges, the changes in fair value the derivative instrument are not recorded to AOCI. Similar to derivative instruments designated as cash flow hedges, very specific requirements must be met in terms of hedge structure, hedge objective and hedge documentation.

Non-Qualified Hedges

Many of our derivative instruments qualify for hedge accounting treatment under the specific requirements of SFAS No. 133. However, the Partnership has four primary transaction types associated with its commodity derivative instruments where the hedge structure does not meet the requirements to apply hedge accounting. As a result, these derivative instruments do not qualify for hedge accounting under SFAS No. 133 and are referred to as “non-qualified.” These non-qualified derivative instruments are marked-to-market each period, but the change in fair value is not included in AOCI.

The four primary transaction types that do not qualify for hedge accounting are as follows:

1.	Transportation—When the Partnership transports natural gas from one location to another the pricing index used for natural gas sales is usually different from the pricing index used for natural gas purchases, which exposes the Partnership to basis price risk relative to changes in those two indices. By entering into a basis swap, the Partnership can effectively lock in the margin or “spread,” representing the difference between the sales price and the purchase price, on the combined natural gas purchase and natural gas sale, thereby removing locational price risk on the physical transactions. Although this represents a sound economic hedging strategy, the derivative instruments (i.e., the basis swaps) associated with these transportation contracts do not qualify for hedge accounting under SFAS No. 133, since only the future margin has been fixed and not the future cash flow.

2.	Storage—the Partnership uses derivative instruments (i.e., natural gas swaps) to hedge the “margin” representing the relative difference between the injection price paid to purchase and store natural gas and the withdrawal price at which the natural gas is sold from storage. The intent of these derivative instruments is to lock in the margin between storage injections and withdrawals. The Partnership does not pursue cash flow hedge accounting treatment for these storage transactions since the underlying forecasted injection or withdrawal of natural gas may not occur in the period as originally forecast. This can occur because the Partnership retains the flexibility to make changes in the underlying injection or withdrawal schedule, given changes in market conditions. In addition, since the physical natural gas is recorded at the lower of cost or market, timing differences can result when the derivative instrument is settled in a period that is different from when the physical natural gas is sold from storage.

3.	Natural Gas Collars—the Partnership previously entered into natural gas collars to hedge the sales price of natural gas. The natural gas collars were based on a NYMEX price, while the physical gas sales were based on a different index. To better align the index of the natural gas collars with the index of the underlying sales, the Partnership de-designated the original cash flow hedging relationship with the intent of contemporaneously re-designating the natural gas collars as hedges of forecasted physical natural gas sales with a NYMEX pricing index. However, because the fair value of these derivative instruments was a liability to the Partnership at re-designation, they are considered net written options under SFAS No. 133 and do not qualify for hedge accounting.

4.	Optional Natural Gas Processing Volumes—the Partnership uses derivative instruments to hedge the volumes of NGLs produced from its natural gas processing facilities. Many of the Partnership’s natural gas contracts allow it the option of processing natural gas when it is economical, and to cease processing when the “fractionation spread,” representing the relative difference between the price received for the NGLs produced less the cost of natural gas used for processing, become uneconomic. The Partnership has entered into derivative instruments to fix the sales price of a portion of the NGLs that it produces at its discretion and to fix the associated purchases of natural gas required for processing when it is probable the processing will occur. Because the Partnership’s processing forecasts fluctuate due to market conditions, these derivative instruments are deemed “non-qualifying” hedges.

In each of the instances described above, the underlying physical purchase, storage and sale of natural gas and NGLs are accounted for on a historical cost or market basis rather than on the mark-to-market basis the Partnership utilizes for the derivative instruments employed to mitigate the commodity price risk associated with its storage and transportation assets.

Derivative Positions

Our derivative instruments are included at their fair values in our consolidated statements of financial position as follows:

	December 31,
	2008	2007
	(in millions)
Other current assets	$70.6	$6.5
Other assets, net	75.7	6.4
Accounts payable and other	(40.6)	(165.5)
Other long-term liabilities	(71.0)	(192.9)

	$34.7	$(345.5)

The net assets associated with derivative activities are primarily due to the decrease in current and forward natural gas and NGL prices from December 31, 2007 to December 31, 2008. Our portfolio of derivative financial instruments is largely comprised of long-term fixed price natural gas and NGL sales and purchase agreements.

The Partnership records the change in fair value of its highly effective cash flow hedges in AOCI until the derivative financial instruments are settled. Also included in AOCI are unrecognized losses of approximately $1.5 million associated with derivative financial instruments that qualified for and were classified as cash flow hedges of forecasted commodity transactions that were subsequently de-designated. These losses are reclassified out of AOCI over the periods during which the originally hedged forecasted transactions affect earnings. For the year ended December 31, 2008, we reclassified unrealized losses of $140.5 million from AOCI for the fair value of derivative financial instruments that were settled.

In connection with the Partnership’s April 2008 issuances and sales of $400 million in principal amount of 6.50% senior notes due April 15, 2018 and $400 million in principal amount of 7.50% senior notes due April 15, 2038, the Partnership paid $22.1 million to settle treasury locks it had entered to hedge the interest payments on a portion of these obligations through the maturity date of the senior notes maturing in 2038. The $22.1 million is being amortized from AOCI over the 30-year term of the Senior Notes.

As of December 31, 2008, we held $17.9 million of cash collateral which had been posted by our counterparties pursuant to the terms of our International Securities Dealers Association (“ISDA®”) agreements. This collateral has been netted with outstanding exposure and is allocated to the asset accounts presented above.

The table below summarizes our derivative balances by counterparty credit quality (negative amounts represent our net obligations to pay the counterparty).

	December 31,
	2008	2007
	(in millions)
Counterparty Credit Quality*
AAA	$—	$—
AA	(39.6)	(298.3)
A	73.3	(47.2)
Lower than A	(1.2)	—

	32.5	(345.5)
Credit valuation adjustment	2.2	—

Total	$34.7	$(345.5)

*	As determined by nationally recognized statistical ratings organizations.

As the net value of our derivative financial instruments has increased in response to decreases in forward commodity prices, we continue to closely monitor our outstanding financial exposure. When credit thresholds are met pursuant to the terms of our ISDA® financial contracts, we have the right to require collateral from our counterparties. We have included any cash collateral received in the balances listed above. When we are in a position of posting collateral to cover our counterparties’ exposure to our non-performance, the collateral is provided through letters of credit, which are not reflected above.

17. ACCUMULATED OTHER COMPREHENSIVE INCOME—COMPONENTS

The components of accumulated other comprehensive income, are as follows, net of tax:

	December 31,
	2008	2007
	(in millions)
Foreign currency translation adjustments	$50.7	$295.3
Unrecognized post-employment benefit costs	(51.9)	(11.4)
Unrealized losses in fair value of derivitives	6.9	(22.7)

Total	$5.7	$261.2

18. POST-EMPLOYMENT BENEFITS

Defined Benefit Plans

We sponsor a defined benefit pension plan that provides defined pension benefits and covers employees in the United States. We also sponsor a supplemental nonqualified retirement plan, which provides pension benefits for certain employees in excess of the tax-qualified plans’ limits. Collectively, we refer to the defined benefit pension plan and the supplemental nonqualified retirement plan as the “Pension Plans.” Retirement benefits under the Pension Plans are based on the employees’ years of service and remuneration. Pension cost accruals are based upon independent actuarial valuations. Contributions we make are also based upon independent actuarial valuations and are invested primarily in publicly traded equity and fixed income securities.

Pension costs under the Pension Plans reflect our management’s best estimates of the rate of return on pension plan assets, rate of salary increases and various other factors including mortality rates, terminations and retirement ages. Adjustments arising from plan amendments, actuarial gains and losses and changes to assumptions are amortized over the expected average remaining service lives of our employees.

Defined Contribution Plan

We sponsor a qualified defined contribution plan that provides retirement benefits for employees in the United States of America. Subject to statutory limits, we match 100 percent of employee contributions up to five percent of an employee’s eligible compensation. Our matching contributions become fully vested after an employee completes three years of qualified service. For defined contribution pension benefits, the benefit is equal to the amount we are required to contribute.

Post-Employment Benefits Other Than Pensions

We sponsor a contributory postretirement plan that provides medical, dental and life insurance benefits for qualifying U.S. retired employees. The postretirement medical, dental and life insurance plans are referred to as Other Post-Employment Benefits or the “OPEB Plans.”

In December 2003, the Medicare Prescription Drug Improvement and Modernization Act of 2003 (the “Act”) was enacted in the United States of America (U.S.). The Act introduced a prescription drug benefit under Medicare as well as a nontaxable federal subsidy to sponsors of retiree health benefit plans that provide a benefit that is at least actuarially equivalent to the Medicare prescription drug benefit (Medicare Part D). In May 2004, the Financial Accounting Standards Board issued Staff Position No. 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug Improvement and Modernization Act of 2003” (FSP No. 106-2), which addresses the accounting and disclosure requirements associated with the Act.

We have determined that one of our postretirement benefit plans which provides prescription drug benefits coverage is currently actuarially equivalent to Medicare Part D. As a result, we have recognized the effects of the Act on our postretirement benefit plans by reducing the current period service costs and related interest costs on the accumulated plan benefit obligation, or “APBO.”

In 2007 we determined the Pension and OPEB Plan assets and obligations using a September 30th measurement date. Pursuant to the provisions of SFAS No. 158, we employed a December 31st measurement date for determining the Pension and OPEB Plan assets and obligations for our fiscal year ending December 31, 2008. The change in the measurement date did not materially affect our statement of financial position. The tables below detail the changes in the benefit obligation, the fair value of plan assets and the recorded asset or liability of our Pension Plans and the OPEB Plan using the accrual method.

	Pension Plans		OPEB Plan
	2008	2007	2008	2007
	(in millions)
Change In Benefit Obligation
Benefit obligation, January 1	$127.0	$119.0	$52.1	$52.2
Service cost	11.6	8.7	2.4	2.0
Interest cost	9.2	6.7	3.8	2.9
Participant contributions	—	—	0.6	0.4
Plan change	(3.6)	—		—
Actuarial (gain) loss	10.2	(2.2)	(2.9)	(2.9)
Medicare Part D Subsidy	—	—	0.1	0.1
Benefits paid	(6.7)	(5.2)	(2.9)	(2.6)

Benefit obligation, December 31	$147.7	$127.0	$53.2	$52.1

Change In Plan Assets
Fair value of plan assets, January 1	$131.9	$121.7	$40.3	$37.4
Actual return on plan assets	(32.2)	15.1	(11.9)	1.2
Employer’s contributions	0.3	0.3	3.7	3.9
Participant contributions	—	—	0.6	0.4
Benefits paid	(6.7)	(5.2)	(2.9)	(2.6)

Fair value of plan assets, December 31	$93.3	$131.9	$29.8	$40.3

Funded Status
Funded status	$(54.4)	$4.9	$(23.4)	$(11.8)
Unrecognized prior service cost (credit) (1)	(0.6)	3.7	—	—
Unrecognized transition obligation (1)	—	—	0.2	0.3
Unrecognized actuarial loss (1)	60.7	6.0	20.1	8.3

Prepaid (accrued) benefit cost at measurement date	5.7	14.6	(3.1)	(3.2)
Prepaid cost retained by affiliate (Enbridge U.S.)	(23.2)	(24.2)	—	—
Contributions made in 4th quarter	—	—	0.5	0.9

Prepaid (accrued) benefit cost, December 31	$(17.5)	$(9.6)	$(2.6)	$(2.3)

(1)	Amounts were recorded to “Accumulated other comprehensive income” upon our adoption of SFAS No. 158.

The amounts of plan assets and liabilities recognized in our statements of financial position at December 31, 2008 and 2007 are as follows:

	Pension Plans (1)		OPEB Plan
	2008	2007	2008	2007
	(in millions)
Current liabilities	$(0.2)	$(0.2)	$—	$—
Long-term liabilities	(77.4)	(19.1)	(22.4)	(9.7)

	$(77.6)	$(19.3)	$(22.4)	$(9.7)

(1)	The amounts presented do not include prepaid costs retained by Enbridge (U.S.) Inc. in the amounts of $23.2 million and $24.2 million at December 31, 2008 and 2007, respectively.

The amounts included in accumulated other comprehensive income, after tax that have not yet been recognized as components of net periodic benefit expense are as follows:

	Pension Plans		OPEB Plan
	2008	2007	2008	2007
	(in millions)
Net transition obligation	$—	$—	$0.1	$0.2
Prior service cost (credit)	(0.4)	2.2	—	—
Actuarial losses	38.2	3.6	12.6	5.1

Total	$37.8	$5.8	$12.7	$5.3

The accumulated benefit obligation for the Pension Plans was $121.6 million and $104.1 million at December 31, 2008, and 2007, respectively. The accumulated benefit obligation for the OPEB Plan at December 31, 2008 and 2007 was $53.2 million and $52.1 million, respectively.

Economic Assumptions

The assumptions made in measurement of the projected benefit obligations or assets of the Pension Plans and OPEB Plan were as follows:

	Pension Plans		OPEB Plan
	2008	2007	2008	2007
Discount rate	6.00%	6.00%	6.00%	6.00%
Expected return on plan assets	7.75%	7.75%	6.00%	4.50%
Rate of compensation increase	5.00%	5.00%	N/A	N/A
Health care trend	N/A	N/A	Graded 9% to 5% over 5 years	Graded 10% to 5% over 5 years

A one percent increase in the assumed medical and dental care trend rate would result in an increase of $8.1 million in the accumulated post-employment benefit obligations. A one percent decrease in the assumed medical and dental care trend rate would result in a decrease of $6.5 million in the accumulated post-employment benefit obligations.

The above table reflects the expected long-term rates of return on assets of the Pension Plans and OPEB Plan on a weighted-average basis. The overall expected rates of return are based on the asset allocation targets with estimates for returns on equity and debt securities based on long term expectations. We believe this rate approximates the return we will achieve over the long-term on the assets of our plans. Historically, we have used a discount rate that corresponds to one or more high quality corporate bond indices as an estimate of our expected long-term rate of return on plan assets for both our Pension and OPEB Plan assets. For 2008 we selected the discount rate using the Citigroup Pension Discount Curve, or CPDC. The CPDC spot rates represent the equivalent yield on high-quality, zero-coupon bonds for specific maturities. These rates are used to develop a single, equivalent discount rate based on the Pension and OPEB Plans expected future cash flows.

Expected Future Benefit Payments

The following table presents the benefits expected to be paid in each of the next five fiscal years, and in the aggregate for the five years thereafter by the Pension Plans and OPEB Plan:

	Gross Benefit Payments		Medicare Subsidy for Prescription Benefits
For the year ending	Pension Plans	OPEB Plan
	(in millions)
2009	$6.2	$2.2	$0.1
2010	6.7	2.4	0.1
2011	7.0	2.6	0.2
2012	7.8	2.7	0.2
2013	8.4	2.9	0.2
Five years thereafter	57.2	18.0	1.2

The expected future benefit payments are based upon the same assumptions used to measure the projected benefit obligations of the Pension Plans and OPEB Plan including benefits associated with future employee service. The Medicare Subsidy for Prescription Benefits represents the amounts that we expect to receive for prescription drug claims paid by the OPEB Plan, since the provisions of the OPEB Plan have been deemed actuarially equivalent to Medicare Part D.

Expected Contributions to the Plans

We expect to make contributions to the Pension Plans and the OPEB Plan for the year ending December 31, 2009 as follows:

Pension Plans	OPEB Plan
(dollars in millions)
$ 10.8	$3.9

Plan Assets

The weighted average asset allocation of our Pension Plans and OPEB Plan at the measurement date by asset category, are as follows:

	Pension Plans		OPEB Plan
	2008	2007	2008	2007
U.S Equities (1)	25.1%	40.2%	—	—
Foreign equities (2)	18.4%	22.9%	—	—
Global equities (3)	7.3%	—	55.3%	—
Infrastructure (4)	2.7%	—	—	—
Fixed income (5)	46.0%	36.0%	42.1%	98.0%
Cash and short-term assets (6)	0.5%	0.9%	2.6%	2.0%

Total	100.0%	100.0%	100.0%	100.0%

(1)	Equity securities of public companies incorporated in the United States of America.
(2)	International equity securities of public companies incorporated in countries other than the United States of America.
(3)	Equity securities of public companies incorporated both in and outside the United States of America.
(4)	Limited partner ownership interests of an independent fund investing in global infrastructure assets in the energy, transportation and water/waste industries.
(5)	United States government securities, corporate bonds and notes and asset-backed securities.
(6)	Cash and securities with maturities of one year or less.

The goals of the Pension Plans fund are:

(i)	to ensure that pension benefits are secured over time;
(ii)	to minimize our pension contributions by maximizing the long-term investment return on assets; and
(iii)	to keep short-term fluctuations in pension contributions within a range which is acceptable to us.

The objective of the Pension Fund is to earn a return on total assets which is greater than the rate of return assumed by the actuary in calculating our required contributions to the Plan.

The goals of the OPEB fund are:

(i)	to ensure that post-retirement medical, dental and life insurance benefits are secured over time;
(ii)	to minimize our income tax exposure to the Company resulting from earnings on the plans assets by investing in tax efficient investments; and
(iii)	to provide a stable income stream while minimizing risk of loss in principal over time by investing in long-term fixed income investments.

The objective of the OPEB fund is to earn an acceptable return on total assets while minimizing income tax exposure and required contributions to the Plan.

Asset Mix Policy

In 2007, the Pension Administration Committee approved modifications to the investment mix of assets held by our pension plans to increase the diversification of the assets for the purpose of better achieving the Plan’s long-term rate of return objectives. We altered the mix of investments held by the Plan in 2008 to implement the approved modifications.”

The long-term asset mix policy of the Pension Plans and OPEB funds has been adopted after consideration of the following factors:

(a)	the nature and structure of the Pension Plans liabilities, including the attribution of such liabilities between active and retired members;
(b)	the going concern and solvency funded status and cash flow requirement of the Plan;
(c)	the investment horizon of the Plan;
(d)	Our risk tolerance – i.e. our operating environment and financial situation including our ability to withstand fluctuations in pension contributions; and

(e)	the future economic and capital markets outlook with respect to investment returns, volatility of returns and correlation between assets.

The assets of the Pension Plans and OPEB funds shall be allocated among the investment categories indicated below so that on average over time the market value invested in each category, when measured as a percentage of the total market value of the Fund, shall be expected to equal the following asset mix:

	Pension Plans	OPEB Plan
U.S Equities	28.0%	0.0%
Foreign equities	20.0%	0.0%
Global equities	9.5%	60.0%
Infrastructure	5.0%	0.0%
Fixed income	37.5%	40.0%

Total assets	100.0%	100.0%

The actual allocation of the assets of the Pension Fund at any point in time, measured in terms of the market value of assets in each investment category as a percentage of the total market value of the Fund, may differ from the long-term asset mix specified above but shall remain within the following minimum and maximum range:

	Minimum	Maximum
U.S Equities	25.0%	31.0%
Foreign equities	17.0%	23.0%
Global equities	6.5%	12.5%
Infrastructure	2.0%	8.0%
Fixed income	34.5%	40.5%
Cash and short-term assets	0.0%	5.0%

Rebalancing among asset classes will be performed on an objective basis at the Pension Committee level as range limits noted are reached. The frequency of this rebalancing will be variable depending on relative performance, but is designed to systematically, without prejudice or bias, re-align the asset class weightings back to those targeted when one or more asset classes approach its minimum or maximum range. The result of such rebalancing, net of transaction costs should be to both reduce portfolio performance volatility and enhance performance in volatile capital market periods.

In addition to the established long-term asset mix, the investment policies of the Pension Plan and the OPEB plan allow each plan to invest in cash and short-term investments in amounts sufficient to meet the current liquidity needs of each plan.

In accordance with our funding policy, we will ensure that the Plan has the minimum level of assets at all times and that any shortfall is quickly eliminated. Any surplus assets in excess of the target level of assets will be applied towards our contribution requirement.

19. SUBSEQUENT EVENTS

UTOS Disposition

In January 2009, the Partnership sold its member interests of its UTOS system for minimal consideration to Enbridge Offshore (Gas Transportation), L.L.C., a wholly-owned subsidiary of Enbridge. The UTOS system transports natural gas from offshore platforms on a fee for service basis to other pipelines onshore for further delivery and does not have long-term contracts. The UTOS system was not considered strategic to the ongoing operations of the Partnership, but is strategically aligned with Enbridge’s offshore operations.

Removal of Lehman BB from Credit Facility

On March 31, 2009, the Partnership amended its Credit Facility to remove Lehman BB, as a party to the Credit Facility, following Lehman’s filing for bankruptcy protection under Chapter 11 of the United States (“U.S.”) Bankruptcy Code in September 2008 (see Note 11 – Debt). The removal of Lehman BB permanently reduced both the amount the Partnership may borrow under the terms of its Credit Facility to $1,167.5 million as well as the number of committed lenders to 13. The amendment to the Partnership’s Credit Facility did not result in any changes to the pricing, fees or other commercial terms.

364-day Credit Facilities

In April 2009, the Partnership entered into two unsecured and non-guaranteed revolving credit facility agreements totaling $350 million for funding general partnership activities and working capital. The credit facility agreements include a $200 million agreement with Barclays Bank PLC, as administrative agent, and Barclays Bank PLC and Export Development Canada as lenders; and a $150 million affiliate credit agreement with Enbridge U.S. Both credit facilities mature 364 days from the close of the agreements on April 9, 2010 and include a one year extension for a fee, exercisable at the Partnership’s option. The $150 million Enbridge U.S. facility is on the same terms as the $200 million facility with third parties.